File No. 812-15726

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

BLACKSTONE PRIVATE CREDIT FUND, BLACKSTONE SECURED LENDING FUND, BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND, BLACKSTONE LONG-SHORT CREDIT INCOME FUND, BLACKSTONE SENIOR FLOATING RATE 2027 TERM FUND, BLACKSTONE STRATEGIC CREDIT 2027 TERM FUND, BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND, ALLEGANY PARK CLO, LTD., BASSWOOD PARK CLO, LTD., BCRED ASSOCIATES GP (LUX) S.À R.L., BCRED BARD PEAK FUNDING LLC, BCRED BEAR PEAK FUNDING LLC, BCRED BISON PEAK FUNDING LLC, BCRED BLANCA PEAK FUNDING LLC, BCRED BORAH PEAK FUNDING LLC, BCRED BSL CLO 2021-1 LTD., BCRED BSL CLO 2021-1, LLC, BCRED BSL CLO 2021-2, LLC, BCRED BSL CLO 2021-2, LTD., BCRED BSL CLO 2022-1 LLC, BCRED BSL CLO 2022-1 LTD., BCRED BSL WH 2022-1 FUNDING LLC, BCRED BUSHNELL PEAK FUNDING LLC, BCRED C-1 LLC, BCRED C-2 FUNDING LLC, BCRED C-3 FUNDING LLC, BCRED CASTLE PEAK FUNDING LLC, BCRED CLO 2023-1 DEPOSITOR LLC, BCRED CLO 2023-1 LLC, BCRED CLO 2024-1 DEPOSITOR LLC, BCRED CLO 2024-1 LLC, BCRED CLO 2024-2 DEPOSITOR LLC, BCRED CLO 2024-2 LLC, BCRED CLO 2025-1 LLC, BCRED DENALI PEAK FUNDING LLC, BCRED DIRECT LENDING I (LUX) SCSP, BCRED EMERALD BAMBOO FUNDING LP, BCRED EMERALD CEDAR FUNDING LP, BCRED EMERALD CYPRESS FUNDING LP, BCRED EMERALD JV LP, BCRED EMERALD ROBINIA FUNDING LP, BCRED GANNETT PEAK FUNDING LLC, BCRED GRANITE PEAK FUNDING LLC, BCRED HAYDON PEAK FUNDING LLC, BCRED INVESTMENTS LLC, BCRED JACQUE PEAK FUNDING LLC, BCRED LENDER FINANCE 2025-1 DEPOSITOR LLC, BCRED LENDER FINANCE 2025-1 LLC, BCRED MAROON PEAK FUNDING LLC, BCRED MERIDIAN PEAK FUNDING LLC, BCRED MIDDLE PEAK FUNDING LLC, BCRED MML CLO 2021-1 LLC, BCRED MML CLO 2022-1 LLC, BCRED MML CLO 2022-2 LLC, BCRED MONARCH PEAK FUNDING LLC, BCRED NAOMI PEAK FUNDING LLC, BCRED PHOENIX PEAK FUNDING LLC, BCRED SUMMIT PEAK FUNDING LLC, BCRED TWIN PEAKS LLC, BCRED VERDELITE BRISTLECONE FUNDING II LLC, BCRED VERDELITE BRISTLECONE FUNDING LLC, BCRED VERDELITE JV LP, BCRED WINDOM PEAK FUNDING LLC, BCRED X HOLDINGS LLC, BEECHWOOD PARK CLO, BETHPAGE PARK CLO, LTD., BGSL BIG SKY FUNDING LLC, BGSL BRECKENRIDGE FUNDING LLC, BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP, BLACKSTONE BIG SKY FUND L.P., BLACKSTONE BMACX C-1 LLC, BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP, BLACKSTONE CAPITAL OPPORTUNITIES FUND V LP, BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES), BLACKSTONE CMBS FUND – G L.P., BLACKSTONE CMBS FUND –NON-IG L.P., BLACKSTONE COF IV CO-INVESTMENT FUND LP, BLACKSTONE COF V CO-INVESTMENT FUND LP, BLACKSTONE CREDIT ABC FUND LP, BLACKSTONE CREDIT BDC ADVISORS LLC, BLACKSTONE CREDIT RATED FUND TRUST LP, BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C., BLACKSTONE EUROPEAN PROPERTY INCOME FUND (MASTER) FCP, BLACKSTONE EUROPEAN PROPERTY INCOME FUND SICAV, BLACKSTONE EUROPEAN SENIOR DEBT FUND III LEVERED SCSP, BLACKSTONE EUROPEAN SENIOR DEBT FUND III SCSP, BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IL, BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IU, BLACKSTONE EUROPEAN SENIOR LOAN FUND, BLACKSTONE GREEN PRIVATE CREDIT FUND III LP, BLACKSTONE GREEN PRIVATE CREDIT FUND III-E LP, BLACKSTONE HARRINGTON PARTNERS L.P., BLACKSTONE HOLDINGS FINANCE CO. L.L.C., BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P., BLACKSTONE HOLDINGS III L.P., BLACKSTONE HOLDINGS IV L.P.,

BLACKSTONE HPPI CLO FUND FCP-RAIF, BLACKSTONE INFRASTRUCTURE ADVISORS L.L.C., BLACKSTONE INFRASTRUCTURE PARTNERS - P L.P., BLACKSTONE INFRASTRUCTURE PARTNERS - U L.P., BLACKSTONE INFRASTRUCTURE PARTNERS - V FEEDER L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT I-A) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT II) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT K II) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (CYM) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (LUX) SCSP, BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE F (CYM) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.1 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.2 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.3 (LUX) SCSP, BLACKSTONE INFRASTRUCTURE PARTNERS F.4 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS L.P., BLACKSTONE INFRASTRUCTURE STRATEGIES L.P., BLACKSTONE IRELAND FUND MANAGEMENT LIMITED, BLACKSTONE IRELAND LIMITED, BLACKSTONE ISG INVESTMENT PARTNERS - A L.P., BLACKSTONE ISG INVESTMENT PARTNERS - R (BMU) L.P., BLACKSTONE LIFE SCIENCES V (LUX) SCSP, BLACKSTONE LIFE SCIENCES V L.P., BLACKSTONE LIFE SCIENCES VI (LUX) SCSP, BLACKSTONE LIFE SCIENCES VI L.P., BLACKSTONE LIFE SCIENCES YIELD L.P., BLACKSTONE LIFE SCIENCES YIELD NT (CYM) FEEDER L.L.C., BLACKSTONE LIFE SCIENCES YIELD T (CYM) FEEDER L.P., BLACKSTONE LIQUID CREDIT ADVISORS I LLC, BLACKSTONE LIQUID CREDIT ADVISORS II LLC, BLACKSTONE LIQUID CREDIT STRATEGIES LLC, BLACKSTONE MORTGAGE TRUST, INC., BLACKSTONE MULTI-ASSET CREDIT FUND (DELAWARE) LP, BLACKSTONE PRIVATE CREDIT STRATEGIES LLC, BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P., BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV, BLACKSTONE PRIVATE INVESTMENTS ADVISORS L.L.C., BLACKSTONE REAL ESTATE DEBT STRATEGIES HIGH-GRADE L.P., BLACKSTONE REAL ESTATE DEBT STRATEGIES IV (LUX) SCSP, BLACKSTONE REAL ESTATE DEBT STRATEGIES IV L.P., BLACKSTONE REAL ESTATE DEBT STRATEGIES V (LUX) SCSP, BLACKSTONE REAL ESTATE DEBT STRATEGIES V L.P., BLACKSTONE REAL ESTATE INCOME TRUST, INC., BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C., BLACKSTONE SECURED TRUST LTD, BLACKSTONE SECURITIES PARTNERS L.P., BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP, BLACKSTONE SPIRE FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE (E) FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE (E) FUND LTD., BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE FUND LTD., BLACKSTONE TACTICAL OPPORTUNITIES FUND IV - LUX SCSP, BLACKSTONE TACTICAL OPPORTUNITIES FUND IV L.P., BLACKSTONE TECHNOLOGY SENIOR DIRECT LENDING FUND LP, BLACKSTONE TREASURY HOLDINGS II LLC, BLACKSTONE TREASURY HOLDINGS III L.L.C., BLACKSTONE US LOAN MASTER FUND, BOWMAN PARK CLO, LTD., BOYCE PARK CLO, LTD., BREIT OPERATING PARTNERSHIP L.P., BRISTOL PARK CLO, LTD., BSOF MASTER FUND II L.P., BSOF MASTER FUND L.P., BSOF PARALLEL MASTER FUND L.P., BUCKHORN PARK CLO, LTD., BURNHAM PARK CLO, LTD., BUTTERMILK PARK CLO, LTD., BX REIT ADVISORS L.L.C., BXC ARMADILLO CO-INVESTMENT FUND-D LP, BXC AZUL SUPER TOPCO LP, BXC BALTHAZAR FUND LP, BXC BGREEN III PARALLEL CO-INVEST FUND SE II LP, BXC JADE SUPER TOPCO LP, BXMT ADVISORS L.L.C., BXSL CLO 2024-1 LLC, BXSL CLO 2025-1 LLC, BXSL DIRECT LENDING (LUX) SCSP, CABINTEELY PARK CLO DAC, CARYSFORT PARK CLO DAC, CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, CATSKILL PARK CLO, LTD., CAYUGA PARK CLO, LTD., CHENANGO PARK CLO, LTD., CIRRUS FUNDING 2018-1, LTD., CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, CLARUS DE II, L.P., CLARUS DEFINED EXIT I, L.P., CLARUS IV-A, L.P., CLARUS IV-B, L.P., CLARUS IV-C, L.P., CLARUS IV-D, L.P., CLARUS VENTURES, LLC, COLE PARK CLO, LTD., COOK PARK CLO, LTD., CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY, CUMBERLAND PARK CLO, LTD., DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY, DEER PARK CLO DAC, DEWOLF PARK CLO, LTD., DILLON’S PARK CLO DAC, DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY,

ELM PARK CLO DESIGNATED ACTIVITY COMPANY, EMERALD 1 EQUITY LLC, EMERALD DIRECT LENDING 1 LP, EMERALD DIRECT LENDING 2 LP, FILLMORE PARK CLO, LTD., FLEET STREET AUTO 2020 LP, G QCM SCSP, GILBERT PARK CLO, LTD., GN LOAN FUND LP, GREENWOOD PARK CLO, LTD., GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, GRIPPEN PARK CLO, LTD., GSO AIGUILLE DES GRANDS MONTETS FUND I LP, GSO AIGUILLE DES GRANDS MONTETS FUND II LP, GSO AIGUILLE DES GRANDS MONTETS FUND III LP, GSO BARRE DES ECRINS FUND I SCSP, GSO BARRE DES ECRINS FUND II SCSP, GSO BARRE DES ECRINS MASTER FUND SCSP, GSO CAPITAL OPPORTUNITIES FUND III LP, GSO CAPITAL SOLUTIONS FUND II LP, GSO CAPITAL SOLUTIONS FUND III EEA SCSP, GSO CAPITAL SOLUTIONS FUND III LP, GSO CHURCHILL PARTNERS II LP, GSO CHURCHILL PARTNERS LP, GSO COF III CO-INVESTMENT FUND LP, GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP, GSO CREDIT ALPHA FUND II LP, GSO CREDIT ALPHA FUND LP, GSO CSF III CO-INVESTMENT FUND LP, GSO ENERGY SELECT OPPORTUNITIES FUND II LP, GSO ENERGY SELECT OPPORTUNITIES FUND LP, GSO ENERGY PARTNERS-A LP, GSO ENERGY PARTNERS-B LP, GSO ENERGY PARTNERS-C II LP, GSO ENERGY PARTNERS-C LP, GSO ENERGY PARTNERS-D LP, GSO ENERGY PARTNERS-E LP, GSO EUROPEAN SENIOR DEBT FUND II LP, GSO EUROPEAN SENIOR DEBT FUND LP, GSO HARRINGTON CREDIT ALPHA FUND L.P., GSO JASMINE PARTNERS LP, GSO ORCHID FUND LP, GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP, GSO PALMETTO STRATEGIC PARTNERSHIP, L.P., GSO RP HOLDINGS LP, GSO SJ PARTNERS LP, GSO SPECIAL SITUATIONS MASTER FUND LP, GSO CO-INVESTMENT FUND-D LP, GSO CREDIT-A PARTNERS LP, HARBOR PARK CLO, LTD., HARRIMAN PARK CLO, LTD., HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY, KING’S PARK CLO, LTD., LONG POINT PARK CLO, LTD., MAGMA FINCO 16, LLC, MARINO PARK CLO DAC, MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY, MAUNA LOA CAPITAL FUND LP, MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, MOLTEN PARTNERS, LLC, MYERS PARK CLO, LTD., NIAGARA PARK CLO, LTD., NYACK PARK CLO, LTD., ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, OTRANTO PARK CLO DAC, PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, PEACE PARK CLO, LTD., PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, POINT AU ROCHE PARK CLO, LTD., REESE PARK CLO, LTD., RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, ROCKFIELD PARK CLO DAC, ROCKLAND PARK CLO, LTD., SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, SOUTHWICK PARK CLO, LTD., STEWART PARK CLO, LTD., STONE OAK FUND L.P., SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, TALLMAN PARK CLO, LTD., THACHER PARK CLO, LTD., THAYER PARK CLO, LTD., THOMPSON PARK CLO, LTD., TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, VESEY PARK CLO DAC, WEBSTER PARK CLO, LTD., WELLMAN PARK CLO, LTD., WHETSTONE PARK CLO, LTD., WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

345 Park Avenue

New York, NY 10154

(212) 583-5000

AMENDMENT NO. 1 TO THE APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Leon Volchyok, Esq. Blackstone Inc. 345 Park Avenue New York, NY 10154	Oran Ebel, Esq. Blackstone Inc. 345 Park Avenue New York, NY 10154

Copies to:

Rajib Chanda Steven Grigoriou Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5500	Kenneth E. Burdon Simpson Thacher & Bartlett LLP 855 Boylston Street, 9th Floor Boston, MA 02116 (617) 778-9200	Jonathan Gaines Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

April 11, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

:
IN THE MATTER OF	: AMENDMENT NO. 1 TO THE
APPLICATION FOR AN ORDER
: PURSUANT TO SECTIONS 17(d) AND
BLACKSTONE PRIVATE CREDIT FUND,	: 57(i) OF THE INVESTMENT COMPANY
BLACKSTONE SECURED LENDING FUND,	: ACT OF 1940 AND RULE 17d-1 UNDER
BLACKSTONE PRIVATE MULTI-ASSET	: THE INVESTMENT COMPANY ACT
CREDIT AND INCOME FUND, BLACKSTONE	: OF 1940 PERMITTING CERTAIN
LONG-SHORT CREDIT INCOME FUND,	: JOINT TRANSACTIONS OTHERWISE
BLACKSTONE SENIOR FLOATING RATE 2027	: PROHIBITED BY SECTIONS 17(d) AND
TERM FUND, BLACKSTONE STRATEGIC	: 57(a)(4) OF AND RULE 17d-1 UNDER
CREDIT 2027 TERM FUND, BLACKSTONE	: THE INVESTMENT COMPANY ACT
PRIVATE REAL ESTATE CREDIT AND	: OF 1940
INCOME FUND, ALLEGANY PARK CLO, LTD.,	:
BASSWOOD PARK CLO, LTD., BCRED
ASSOCIATES GP (LUX) S.À R.L., BCRED BARD
PEAK FUNDING LLC, BCRED BEAR PEAK
FUNDING LLC, BCRED BISON PEAK
FUNDING LLC, BCRED BLANCA PEAK
FUNDING LLC, BCRED BORAH PEAK
FUNDING LLC, BCRED BSL CLO 2021-1 LTD.,
BCRED BSL CLO 2021-1, LLC, BCRED BSL
CLO 2021-2, LLC, BCRED BSL CLO 2021-2,
LTD., BCRED BSL CLO 2022-1 LLC, BCRED
BSL CLO 2022-1 LTD., BCRED BSL WH 2022-1
FUNDING LLC, BCRED BUSHNELL PEAK
FUNDING LLC, BCRED C-1 LLC, BCRED C-2
FUNDING LLC, BCRED C-3 FUNDING LLC,
BCRED CASTLE PEAK FUNDING LLC, BCRED
CLO 2023-1 DEPOSITOR LLC, BCRED CLO 2023-1 LLC, BCRED CLO 2024-1 DEPOSITOR
LLC, BCRED CLO 2024-1 LLC, BCRED CLO 2024-2 DEPOSITOR LLC, BCRED CLO 2024-2
LLC,

BCRED CLO 2025-1 LLC, BCRED DENALI
PEAK FUNDING LLC, BCRED DIRECT
LENDING I (LUX) SCSP, BCRED EMERALD
BAMBOO FUNDING LP, BCRED EMERALD
CEDAR FUNDING LP, BCRED EMERALD
CYPRESS FUNDING LP, BCRED EMERALD JV
LP, BCRED EMERALD ROBINIA FUNDING LP,
BCRED GANNETT PEAK FUNDING LLC,
BCRED GRANITE PEAK FUNDING LLC,
BCRED HAYDON PEAK FUNDING LLC,
BCRED INVESTMENTS LLC, BCRED JACQUE
PEAK FUNDING LLC, BCRED LENDER
FINANCE 2025-1 DEPOSITOR LLC, BCRED
LENDER FINANCE 2025-1 LLC, BCRED
MAROON PEAK FUNDING LLC, BCRED
MERIDIAN PEAK FUNDING LLC, BCRED
MIDDLE PEAK FUNDING LLC, BCRED MML
CLO 2021-1 LLC, BCRED MML CLO 2022-1
LLC, BCRED MML CLO 2022-2 LLC, BCRED
MONARCH PEAK FUNDING LLC, BCRED
NAOMI PEAK FUNDING LLC, BCRED
PHOENIX PEAK FUNDING LLC, BCRED
SUMMIT PEAK FUNDING LLC, BCRED TWIN
PEAKS LLC, BCRED VERDELITE
BRISTLECONE FUNDING II LLC, BCRED
VERDELITE BRISTLECONE FUNDING LLC,
BCRED VERDELITE JV LP, BCRED WINDOM
PEAK FUNDING LLC, BCRED X HOLDINGS
LLC, BEECHWOOD PARK CLO, BETHPAGE
PARK CLO, LTD., BGSL BIG SKY FUNDING
LLC, BGSL BRECKENRIDGE FUNDING LLC,
BLACKSTONE / GSO
GLOBAL DYNAMIC CREDIT MASTER FUND,
BLACKSTONE ALTERNATIVE CREDIT
ADVISORS LP,
BLACKSTONE BIG
SKY FUND L.P., BLACKSTONE BMACX C-1
LLC, BLACKSTONE CAPITAL
OPPORTUNITIES FUND IV LP, BLACKSTONE
CAPITAL OPPORTUNITIES FUND V LP,
BLACKSTONE CLO MANAGEMENT LLC
(MANAGEMENT SERIES), BLACKSTONE
CMBS FUND – G L.P., BLACKSTONE CMBS
FUND – NON-IG L.P., BLACKSTONE COF
IV CO-INVESTMENT FUND LP, BLACKSTONE
COF V CO-INVESTMENT FUND LP,
BLACKSTONE CREDIT ABC FUND LP,
BLACKSTONE CREDIT BDC ADVISORS LLC,
BLACKSTONE CREDIT RATED FUND TRUST
LP, BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C., BLACKSTONE EUROPEAN PROPERTY INCOME FUND (MASTER) FCP,

BLACKSTONE EUROPEAN PROPERTY
INCOME FUND SICAV, BLACKSTONE
EUROPEAN SENIOR DEBT FUND III
LEVERED SCSP, BLACKSTONE EUROPEAN
SENIOR DEBT FUND III SCSP, BLACKSTONE
EUROPEAN SENIOR DIRECT LENDING FUND
SICAV-RAIF SCSP-IL, BLACKSTONE
EUROPEAN SENIOR DIRECT LENDING FUND
SICAV-RAIF SCSP-IU, BLACKSTONE
EUROPEAN SENIOR LOAN FUND,
BLACKSTONE GREEN PRIVATE CREDIT
FUND III LP, BLACKSTONE GREEN PRIVATE
CREDIT FUND III-E LP, BLACKSTONE
HARRINGTON PARTNERS L.P.,
BLACKSTONE HOLDINGS FINANCE CO.
L.L.C., BLACKSTONE HOLDINGS I L.P.,
BLACKSTONE HOLDINGS II L.P.,
BLACKSTONE HOLDINGS III L.P.,
BLACKSTONE HOLDINGS IV L.P.,
BLACKSTONE HPPI CLO FUND FCP-RAIF,
BLACKSTONE INFRASTRUCTURE ADVISORS
L.L.C., BLACKSTONE INFRASTRUCTURE
PARTNERS - P L.P., BLACKSTONE
INFRASTRUCTURE PARTNERS - U L.P.,
BLACKSTONE INFRASTRUCTURE
PARTNERS - V FEEDER L.P., BLACKSTONE
INFRASTRUCTURE PARTNERS
(SUPPLEMENTAL ACCOUNT I-A) L.P.,
BLACKSTONE INFRASTRUCTURE
PARTNERS (SUPPLEMENTAL ACCOUNT II)
L.P., BLACKSTONE INFRASTRUCTURE
PARTNERS (SUPPLEMENTAL ACCOUNT K II)
L.P., BLACKSTONE INFRASTRUCTURE
PARTNERS EUROPE (CYM) L.P.,
BLACKSTONE INFRASTRUCTURE
PARTNERS EUROPE (LUX) SCSP,
BLACKSTONE INFRASTRUCTURE
PARTNERS EUROPE F (CYM) L.P.,
BLACKSTONE INFRASTRUCTURE
PARTNERS F.1 L.P., BLACKSTONE
INFRASTRUCTURE PARTNERS F.2 L.P.,
BLACKSTONE INFRASTRUCTURE
PARTNERS F.3 (LUX) SCSP, BLACKSTONE
INFRASTRUCTURE PARTNERS F.4 L.P.,
BLACKSTONE INFRASTRUCTURE
PARTNERS L.P., BLACKSTONE
INFRASTRUCTURE STRATEGIES L.P.,
BLACKSTONE IRELAND FUND
MANAGEMENT LIMITED, BLACKSTONE
IRELAND LIMITED, BLACKSTONE ISG
INVESTMENT PARTNERS - A L.P.,
BLACKSTONE ISG INVESTMENT PARTNERS
- R (BMU) L.P., BLACKSTONE

LIFE SCIENCES V (LUX) SCSP, BLACKSTONE
LIFE SCIENCES V L.P., BLACKSTONE LIFE
SCIENCES VI (LUX) SCSP, BLACKSTONE
LIFE SCIENCES VI L.P., BLACKSTONE LIFE
SCIENCES YIELD L.P., BLACKSTONE LIFE
SCIENCES YIELD NT (CYM) FEEDER L.L.C.,
BLACKSTONE LIFE SCIENCES YIELD T
(CYM) FEEDER L.P., BLACKSTONE LIQUID
CREDIT ADVISORS I LLC, BLACKSTONE
LIQUID CREDIT ADVISORS II LLC,
BLACKSTONE LIQUID CREDIT STRATEGIES
LLC, BLACKSTONE MORTGAGE TRUST,
INC., BLACKSTONE MULTI-ASSET CREDIT
FUND (DELAWARE) LP, BLACKSTONE
PRIVATE CREDIT STRATEGIES LLC,
BLACKSTONE PRIVATE EQUITY
STRATEGIES FUND L.P., BLACKSTONE
PRIVATE EQUITY STRATEGIES FUND SICAV,
BLACKSTONE PRIVATE INVESTMENTS
ADVISORS L.L.C.,
BLACKSTONE REAL ESTATE
DEBT STRATEGIES HIGH-GRADE L.P.,
BLACKSTONE REAL ESTATE DEBT
STRATEGIES IV (LUX) SCSP, BLACKSTONE
REAL ESTATE DEBT STRATEGIES IV L.P.,
BLACKSTONE REAL ESTATE DEBT
STRATEGIES V (LUX) SCSP, BLACKSTONE
REAL ESTATE DEBT STRATEGIES V L.P.,
BLACKSTONE REAL ESTATE INCOME
TRUST, INC., BLACKSTONE REAL ESTATE
SPECIAL SITUATIONS ADVISORS L.L.C.,
BLACKSTONE SECURED TRUST LTD,
BLACKSTONE SECURITIES PARTNERS L.P.,
BLACKSTONE SENIOR FLOATING RATE
OPPORTUNITY FUND LP, BLACKSTONE
SPIRE FUND L.P., BLACKSTONE STRATEGIC
OPPORTUNITY FUND L.P., BLACKSTONE
STRATEGIC OPPORTUNITY INTERMEDIATE
(E) FUND L.P., BLACKSTONE STRATEGIC
OPPORTUNITY INTERMEDIATE FUND L.P.,
BLACKSTONE STRATEGIC OPPORTUNITY
OFFSHORE (E) FUND LTD., BLACKSTONE
STRATEGIC OPPORTUNITY OFFSHORE
FUND LTD., BLACKSTONE TACTICAL
OPPORTUNITIES FUND IV - LUX SCSP,
BLACKSTONE TACTICAL OPPORTUNITIES
FUND IV L.P., BLACKSTONE TECHNOLOGY
SENIOR DIRECT LENDING FUND LP,
BLACKSTONE TREASURY HOLDINGS II LLC,
BLACKSTONE TREASURY HOLDINGS III
L.L.C., BLACKSTONE US LOAN MASTER
FUND, BOWMAN PARK CLO, LTD., BOYCE
PARK CLO, LTD., BREIT OPERATING
PARTNERSHIP L.P., BRISTOL PARK CLO,
LTD., BSOF MASTER FUND II L.P., BSOF
MASTER FUND L.P., BSOF PARALLEL

MASTER FUND L.P., BUCKHORN PARK CLO,
LTD., BURNHAM PARK CLO, LTD.,
BUTTERMILK PARK CLO, LTD., BX REIT
ADVISORS L.L.C., BXC ARMADILLO CO-
INVESTMENT FUND-D LP, BXC AZUL SUPER
TOPCO LP, BXC BALTHAZAR FUND LP, BXC
BGREEN III PARALLEL CO-INVEST FUND SE
II LP, BXC JADE SUPER TOPCO LP, BXMT
ADVISORS L.L.C.,
BXSL CLO 2024-1 LLC, BXSL CLO 2025-1 LLC, BXSL DIRECT LENDING (LUX) SCSP,
CABINTEELY PARK CLO DAC, CARYSFORT
PARK CLO DAC, CASTLE PARK CLO
DESIGNATED ACTIVITY COMPANY,
CATSKILL PARK CLO, LTD., CAYUGA PARK
CLO, LTD., CHENANGO PARK CLO, LTD.,
CIRRUS FUNDING 2018-1, LTD., CLARINDA
PARK CLO DESIGNATED ACTIVITY
COMPANY, CLARUS DE II, L.P., CLARUS
DEFINED EXIT I, L.P., CLARUS IV-A, L.P.,
CLARUS IV-B, L.P., CLARUS IV-C, L.P.,
CLARUS IV-D, L.P., CLARUS VENTURES, LLC,
COLE PARK
CLO, LTD., COOK PARK CLO, LTD.,
CROSTHWAITE PARK CLO DESIGNATED
ACTIVITY COMPANY, CUMBERLAND PARK
CLO, LTD., DARTRY PARK CLO
DESIGNATED ACTIVITY COMPANY, DEER
PARK CLO DAC, DEWOLF PARK CLO, LTD.,
DILLON’S PARK CLO DAC, DUNEDIN PARK
CLO DESIGNATED ACTIVITY COMPANY,
ELM PARK CLO DESIGNATED ACTIVITY
COMPANY, EMERALD 1 EQUITY LLC,
EMERALD DIRECT LENDING 1 LP, EMERALD
DIRECT LENDING 2 LP, FILLMORE PARK CLO, LTD., FLEET STREET
AUTO 2020 LP, G QCM SCSP, GILBERT PARK
CLO, LTD., GN LOAN FUND LP, GREENWOOD
PARK CLO, LTD., GRIFFITH PARK CLO
DESIGNATED ACTIVITY COMPANY,
GRIPPEN PARK CLO, LTD., GSO AIGUILLE
DES GRANDS MONTETS FUND I LP, GSO
AIGUILLE DES GRANDS MONTETS FUND II
LP, GSO AIGUILLE DES GRANDS MONTETS
FUND III LP, GSO BARRE DES ECRINS FUND I
SCSP, GSO BARRE DES ECRINS FUND II SCSP,
GSO BARRE DES ECRINS MASTER FUND
SCSP, GSO CAPITAL OPPORTUNITIES FUND
III LP, GSO CAPITAL SOLUTIONS FUND II LP,
GSO CAPITAL SOLUTIONS FUND III EEA
SCSP, GSO CAPITAL SOLUTIONS FUND III
LP, GSO CHURCHILL PARTNERS II LP, GSO

CHURCHILL PARTNERS LP, GSO COF III CO-
INVESTMENT FUND LP, GSO CREDIT ALPHA
DIVERSIFIED ALTERNATIVES LP, GSO
CREDIT ALPHA FUND II LP, GSO CREDIT
ALPHA FUND LP, GSO CSF III CO-
INVESTMENT FUND LP, GSO ENERGY
SELECT OPPORTUNITIES FUND II LP, GSO
ENERGY SELECT OPPORTUNITIES FUND LP,
GSO ENERGY PARTNERS-A LP, GSO
ENERGY PARTNERS-B LP, GSO
ENERGY PARTNERS-C II LP, GSO
ENERGY PARTNERS-C LP, GSO
ENERGY PARTNERS-D LP, GSO
ENERGY PARTNERS-E LP, GSO EUROPEAN
SENIOR DEBT FUND II LP, GSO EUROPEAN
SENIOR DEBT FUND LP, GSO HARRINGTON
CREDIT ALPHA FUND L.P., GSO JASMINE
PARTNERS LP, GSO ORCHID FUND LP, GSO
PALMETTO OPPORTUNISTIC INVESTMENT
PARTNERS LP, GSO PALMETTO STRATEGIC
PARTNERSHIP, L.P., GSO RP HOLDINGS LP,
GSO SJ PARTNERS LP, GSO SPECIAL
SITUATIONS MASTER FUND LP, GSO CO-
INVESTMENT FUND-D LP, GSO CREDIT-
A PARTNERS LP, HARBOR PARK CLO, LTD.,
HARRIMAN PARK CLO, LTD., HOLLAND
PARK CLO DESIGNATED ACTIVITY
COMPANY, KING’S PARK CLO, LTD., LONG
POINT PARK CLO, LTD., MAGMA FINCO 16,
LLC, MARINO PARK CLO DAC, MARLAY
PARK CLO DESIGNATED ACTIVITY
COMPANY, MAUNA LOA CAPITAL FUND LP,
MILLTOWN PARK CLO DESIGNATED
ACTIVITY COMPANY, MOLTEN PARTNERS,
LLC, MYERS PARK CLO, LTD., NIAGARA
PARK CLO, LTD., NYACK PARK CLO, LTD.,
ORWELL PARK CLO DESIGNATED
ACTIVITY COMPANY, OTRANTO PARK CLO
DAC, PALMERSTON PARK CLO DESIGNATED
ACTIVITY COMPANY, PEACE PARK CLO,
LTD., PHOENIX PARK CLO DESIGNATED
ACTIVITY COMPANY, POINT AU ROCHE
PARK CLO, LTD., REESE PARK CLO, LTD.,
RICHMOND PARK CLO DESIGNATED
ACTIVITY COMPANY, ROCKFIELD PARK
CLO DAC, ROCKLAND PARK CLO, LTD.,
SEAPOINT PARK CLO DESIGNATED
ACTIVITY COMPANY, SORRENTO PARK CLO
DESIGNATED ACTIVITY COMPANY,
SOUTHWICK PARK CLO, LTD.,
STEWART PARK
CLO, LTD., STONE OAK FUND L.P., SUTTON
PARK CLO DESIGNATED ACTIVITY
COMPANY, TALLMAN PARK CLO, LTD.,
THACHER PARK CLO, LTD., THAYER PARK
CLO, LTD., THOMPSON PARK CLO, LTD.,

TYMON PARK CLO DESIGNATED ACTIVITY
COMPANY, VESEY PARK CLO DAC, WEBSTER
PARK CLO, LTD., WELLMAN PARK CLO,
LTD., WHETSTONE PARK CLO, LTD.,
WILLOW PARK CLO DESIGNATED
ACTIVITY COMPANY

345 PARK AVENUE	:
NEW YORK, NEW YORK 10154	:
(212) 583-5000	:
:
:
File No. 812-15726	:
INVESTMENT COMPANY ACT OF 1940

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive orders issued by the Commission on November 13, 2018 (the “Prior Real Estate Order”)2, December 30, 2019 (the “Prior Multi-Asset Order”)3 and November 29, 2021 (as amended, the “Prior Credit Order”4 and, together with the Prior Real Estate Order and the Prior Multi-Asset Order, the “Prior Orders”) that were granted pursuant to Sections 17(d), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Orders if the Order is granted.

•	Blackstone Private Credit Fund (“BCRED”);

•	Blackstone Secured Lending Fund (“BXSL”);

•	Blackstone Private Multi-Asset Credit and Income Fund (“BMACX”);

•	Blackstone Long-Short Credit Income Fund (“BGX”);

•	Blackstone Senior Floating Rate 2027 Term Fund (“BSL”);

•	Blackstone Strategic Credit 2027 Term Fund (“BGB”);

•	Blackstone Private Real Estate Credit and Income Fund (“BREC” and, together with BCRED, BXSL, BMACX, BGX, BSL and BGB, the “Existing Regulated Funds”);

•	The entities set forth in Appendix A hereto, each of which is a Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund (as each such term is defined below);

•	The investment advisers set forth in Appendix B hereto (the “Existing Advisers”); and

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	In the Matter of Blackstone Real Estate Income Fund, et al. (File No. 812-14931), Release No. IC-33271 (October 16, 2018) (notice), Release No. IC-33294 (November 13, 2018) (order).
[3]	In the Matter of Blackstone Alternative Alpha Fund, et al. (File No. 812-14967), Release No. IC-33707 (December 2, 2019) (notice), Release No. IC-33738 (December 30, 2019) (order).
[4]

In the Matter of Blackstone / GSO Floating Rate Enhanced Income Fund, et al. (File No. 812-15135), Release No. IC-34412 (November 1, 2021) (notice), Release No. IC-34427 (November 29, 2021) (order); In the Matter of Blackstone Floating Rate Enhanced Income Fund, et al. (File No. 812-15317), Release No. IC-34581 (May 11, 2022) (notice), Release No. IC-34612 (June 7, 2022) (order).

1

•	The Affiliated Entities[5] set forth in Appendix B hereto (each, an “Existing Affiliated Entity,” and collectively, the “Existing Affiliated Entities”).[6]

The Regulated Funds7, the Advisers8, the Wholly-Owned Investment Subs, the Joint Ventures, the BDC Downstream Funds and the Affiliated Entities may be referred to herein as the “Applicants.”9

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund and one or more Affiliated Entities to engage in Co-Investment Transactions10 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.” The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.11

[5]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[6]	In the future, an Affiliated Entity may become a Regulated Fund and, if so, will be considered a Regulated Fund for purposes of this Application.
[7]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company (“BDC”). “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a BDC. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is BDC, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[8]

The term “Adviser” means the Existing Advisers and any other investment adviser controlling, controlled by, or under common control with the Existing Advisers. The term “Advisers” also includes any internally-managed Regulated Fund.

[9]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

[10]	“Co-Investment Transaction” means the acquisition or Disposition (defined below) of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[11]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

2

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	BCRED

BCRED is a Delaware statutory trust formed on February 11, 2020 and is structured as an externally managed, non-diversified, closed-end investment management company that has elected to be regulated as a BDC. BCRED has elected to be treated for federal income tax purposes, and intends to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). BCRED’s principal place of business is 345 Park Avenue, New York, New York 10154.

BCRED’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. Under normal circumstances, BCRED will invest at least 80% of its total assets in private credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by private companies).

BCRED’s business and affairs are managed by its Board (defined below), which oversees BCRED’s investment activities, financing arrangements and corporate governance. The Board consists of seven members, five of whom are not “interested persons” of BCRED as defined in Section 2(a)(19) of the 1940 Act (“Non-Interested Trustees” or “Non-Interested Directors,” as applicable).12

B.	BXSL

BXSL is a Delaware statutory trust formed on March 26, 2018 and is structured as an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC. BXSL has elected to be treated for federal income tax purposes, and intends to qualify annually, as a RIC under Subchapter M of the Code. BXSL’s principal place of business is 345 Park Avenue, New York, New York 10154.

BXSL’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. Under normal market conditions, BXSL generally invests at least 80% of its total assets in secured debt investments, and its portfolio is composed primarily of first lien senior secured and unitranche loans.

BXSL’s business and affairs are managed by its Board, which oversees BXSL’s investment activities, financing arrangements and corporate governance. The Board consists of seven members, five of whom are Non-Interested Trustees of BXSL.

C.	BMACX

BMACX is a Delaware statutory trust formed on July 26, 2024 and is structured as a non-diversified, closed-end management investment company and operated as an interval fund. BMACX intends to elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a RIC under Subchapter M of the Code. BMACX’s principal place of business is 345 Park Avenue, New York, New York 10154.

BMACX’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. Under normal circumstances, BMACX will invest directly or indirectly at least 80% of its total assets in private credit investments (loans, bonds and other credit-oriented investments) and other investments that are expected to (i) make regular distributions, dividends or interest payments and (ii) generate returns primarily from income (including investments in insurance companies that meet these criteria), in each case, that are issued in private offerings or issued by private companies.

[12]

The board of trustees or directors, as applicable (each, a “Board”), of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

3

BMACX’s business and affairs are managed by its Board, which oversees BMACX’s investment activities, financing arrangements and corporate governance. The Board consists of five members, four of whom are Non-Interested Trustees of BMACX.

D.	BGX

BGX is a Delaware statutory trust formed on October 22, 2010 and is structured as an externally managed, diversified, closed-end management investment company. BGX has elected to be treated for federal income tax purposes, and intends to qualify annually, as a RIC under Subchapter M of the Code. BGX’s principal place of business is 345 Park Avenue, New York, New York 10154.

BGX’s investment objectives are to provide current income, with a secondary objective of capital appreciation. BGX seeks to achieve its investment objectives by employing a dynamic long-short strategy in a diversified portfolio of loans and fixed-income instruments of predominantly U.S. corporate issuers, including first- and second-lien secured loans and high-yield corporate debt securities of varying maturities. BGX’s short positions, either directly or through the use of derivatives, may total up to 30% of the BGX’s net assets. Under normal market conditions, at least 80% of the BGX’s total assets will be invested in senior, secured floating rate loans.

BGX’s business and affairs are managed under the direction of its Board. The Board consists of five members, four of whom are Non-Interested Trustees of BGX.

E.	BSL

BSL is a Delaware statutory trust formed on March 4, 2010 and is structured as an externally managed, diversified, closed-end management investment company. BSL has elected to be treated for federal income tax purposes, and intends to qualify annually, as a RIC under Subchapter M of the Code. BSL’s principal place of business is 345 Park Avenue, New York, New York 10154.

BSL’s investment objectives are to seek high current income, with a secondary objective to seek preservation of capital, consistent with its primary goal of high current income. Under normal market conditions, the Fund invests at least 80% of its total assets in senior, secured floating rate loans.

BSL’s business and affairs are managed under the direction of its Board. The Board consists of five members, four of whom are Non-Interested Trustees of BSL.

F.	BGB

BGB is a Delaware statutory trust formed on March 28, 2012 and is structured as an externally managed, diversified, closed-end management investment company. BGB has elected to be treated for federal income tax purposes, and intends to qualify annually, as a RIC under Subchapter M of the Code. BGB’s principal place of business is 345 Park Avenue, New York, New York 10154.

BGB’s primary investment objective is to seek high current income, with a secondary objective to seek preservation of capital, consistent with its primary goal of high current income. BGB invests primarily in a diversified portfolio of loans and other fixed income instruments of predominantly U.S. corporate issuers, including first- and second-lien loans and high yield corporate bonds of varying maturities. Under normal market conditions, BGB invests at least 80% of its total assets in credit investments comprised of corporate fixed income instruments and other investments (including derivatives) with similar economic characteristics.

BGB’s business and affairs are managed under the direction of its Board. The Board consists of five members, four of whom are Non-Interested Trustees of BSL.

4

G.	BREC

BREC is a Delaware statutory trust formed on October 14, 2024 and is structured as an externally managed, non-diversified closed-end management investment company that intends to elect to be regulated as a BDC. BREC intends to elect to be treated for federal income tax purposes, and to qualify annually thereafter, as a RIC under Subchapter M of the Code. BREC’s principal place of business is 345 Park Avenue, New York, New York 10154.

BREC will aim to originate, acquire, finance and manage a portfolio consisting of a broad range of real estate-related investments in or relating to private and public debt, equity or other interests on a global basis. BREC will generally focus on sourcing investments and primarily invest (70% or greater) in the U.S. Under normal circumstances, BREC will invest directly or indirectly at least 80% of its total assets in private real estate credit instruments (loans, debt securities, preferred stock and other debt-like or credit-oriented investments with a debt-like return and risk profile).

BREC’s business and affairs are managed by its Board, which oversees BREC’s investment activities, financing arrangements and corporate governance. The Board consists of five members, three of whom are Non-Interested Trustees of BREC.

H.	Existing Advisers

Each of the Existing Advisers is a subsidiary of Blackstone.13 Blackstone is the world’s largest alternative asset manager. Blackstone’s more than $1.1 trillion in total assets under management as of December 31, 2024 include global investment strategies focused on real estate, private equity, infrastructure, life sciences, growth equity, credit, real assets, secondaries and hedge funds. Blackstone’s four business segments are (1) real estate, (2) private equity, (3) credit & insurance and (4) multi-asset investing. Blackstone’s asset management businesses include private investment funds, registered funds, BDCs, real estate investment trusts, collateralized loan obligation vehicles, separately managed accounts and other vehicles focused on real estate, private equity, infrastructure, life sciences, growth equity, credit, real assets and secondary funds. Many of Blackstone’s private investment funds and other vehicles are targeted at institutional investors. Blackstone also has several products that are targeted at individual investors, including high-net-worth investors.

A complete list of the Existing Advisers is included in Appendix B.

I.	Existing Affiliated Entities

Existing Affiliated Entities include, but are not limited to, Blackstone affiliates that hold various financial assets in a principal capacity (i.e., proprietary accounts), Blackstone-sponsored non-U.S. retail investment funds, and Blackstone affiliates (including private funds and insurance companies) that would be investment companies but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder.

A complete list of the Existing Affiliated Entities is included in Appendix B.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

[13]	The term “Blackstone” means Blackstone Inc.

5

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”14 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a BDC in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the BDC is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the BDC on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a BDC, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Advisers are wholly-owned by Blackstone, are under common control, and are thus affiliated persons of each other. Accordingly, with respect to the Advisers, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten

[14]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

6

business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.15

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,16 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,17 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.18

4. No Remuneration. Any transaction fee19 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.20

[15]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[16]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[17]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[18]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[19]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[20]	The Affiliated Entities may adopt shared Co-Investment Policies.

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6.	Dispositions:

(a)

Prior to any Disposition[21] by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b)

Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.[22]

7.	Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)

Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)

At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)

Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)

The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

[21]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[22]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

8

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a BDC and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).23

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).24 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[23]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

[24]

See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

9

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Leon Volchyok, Esq. Blackstone Inc. 345 Park Avenue New York, NY 10154	Oran Ebel, Esq. Blackstone Inc. 345 Park Avenue New York, NY 10154

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Rajib Chanda Steven Grigoriou Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5500	Kenneth E. Burdon Simpson Thacher & Bartlett LLP 855 Boylston Street, 9th Floor Boston, MA 02116 (617) 778-9200	Jonathan Gaines Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 11th day of April, 2025.

10

BLACKSTONE PRIVATE CREDIT FUND, BLACKSTONE SECURED LENDING FUND

By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

By:	/s/ Heather von Zuben
Name: Heather von Zuben
Title: Chief Executive Officer

BLACKSTONE LONG-SHORT CREDIT INCOME FUND, BLACKSTONE SENIOR FLOATING RATE 2027 TERM FUND, BLACKSTONE STRATEGIC CREDIT 2027 TERM FUND

By: Blackstone Liquid Credit Strategies LLC, its Investment Adviser

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

By:	/s/ Leon Volchyok
Name: Leon Volchyok
Title: Authorized Signatory

1

ALLEGANY PARK CLO, LTD., BEECHWOOD PARK CLO, CAYUGA PARK CLO, LTD., HARRIMAN PARK CLO, LTD., PEACE PARK CLO, LTD., POINT AU ROCHE PARK CLO, LTD., SOUTHWICK PARK CLO, LTD.,

TALLMAN PARK CLO, LTD., WHETSTONE PARK CLO, LTD.

By: Blackstone CLO Management LLC, as Collateral Manager
By: Blackstone Liquid Credit Strategies LLC, its Managing Member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BASSWOOD PARK CLO, LTD., BETHPAGE PARK CLO, LTD., BOWMAN PARK CLO, LTD., BRISTOL PARK CLO, LTD., BUCKHORN PARK CLO, LTD., BURNHAM PARK CLO, LTD., BUTTERMILK PARK CLO, LTD., CATSKILL PARK CLO, LTD., CHENANGO PARK CLO, LTD., CIRRUS FUNDING 2018-1, LTD., COLE PARK CLO, LTD., COOK PARK CLO, LTD., CUMBERLAND PARK CLO, LTD., DEWOLF PARK CLO, LTD., FILLMORE PARK CLO, LTD., GILBERT PARK CLO, LTD., GREENWOOD PARK CLO, LTD., GRIPPEN PARK CLO, LTD., HARBOR PARK CLO, LTD., LONG POINT PARK CLO, LTD., MYERS PARK CLO, LTD., NIAGARA PARK CLO, LTD., NYACK PARK CLO, LTD., REESE PARK CLO, LTD., ROCKLAND PARK CLO, LTD., STEWART PARK CLO, LTD., THACHER PARK CLO, LTD., THAYER PARK CLO, LTD., THOMPSON PARK CLO, LTD., WEBSTER PARK CLO, LTD., WELLMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, as Collateral Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

2

BCRED ASSOCIATES GP (LUX) S.À R.L., BCRED BSL CLO 2021-1, LLC, BCRED BSL CLO 2021-2, LLC, BCRED BSL CLO 2021-2, LTD., BCRED BSL CLO 2022-1 LLC, BCRED BSL CLO 2022-1 LTD., BCRED BSL WH 2022-1 FUNDING LLC, BCRED C-2 FUNDING LLC, BCRED C-3 FUNDING LLC, BCRED CLO 2023-1 DEPOSITOR LLC, BCRED CLO 2024-1 DEPOSITOR LLC, BCRED CLO 2024-2

DEPOSITOR LLC, BCRED CLO 2024-2 LLC, BCRED CLO 2025-1 LLC, BCRED DENALI PEAK FUNDING LLC, BCRED GANNETT PEAK FUNDING LLC, BCRED INVESTMENTS LLC, BCRED JACQUE PEAK FUNDING LLC, BCRED LENDER FINANCE 2025-1 LLC, BCRED LENDER FINANCE 2025-1 DEPOSITOR LLC, BCRED PHOENIX PEAK FUNDING LLC, BCRED TWIN PEAKS LLC, BCRED X HOLDINGS LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Oran Ebel
Name: Oran Ebel
Title: Chief Legal Officer & Secretary

BCRED BARD PEAK FUNDING LLC, BCRED BISON PEAK FUNDING LLC, BCRED BLANCA PEAK FUNDING LLC, BCRED BORAH PEAK FUNDING LLC, BCRED BUSHNELL PEAK FUNDING LLC, BCRED C-1 LLC, BCRED GRANITE PEAK FUNDING LLC, BCRED HAYDON PEAK FUNDING LLC, BCRED MAROON PEAK FUNDING LLC, BCRED MERIDIAN PEAK FUNDING LLC, BCRED MIDDLE PEAK FUNDING LLC, BCRED MONARCH PEAK FUNDING LLC, BCRED NAOMI PEAK FUNDING LLC, BCRED SUMMIT PEAK FUNDING LLC, BCRED WINDOM PEAK FUNDING LLC

By: Blackstone Private Credit Fund, as sole member
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED BEAR PEAK FUNDING LLC

By: Blackstone Private Credit Fund, as sole member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

3

BCRED BSL CLO 2021-1 LTD., BCRED CLO 2023-1 LLC, BCRED CLO 2024-1 LLC

By: Blackstone Private Credit Fund, as Collateral Manager
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub- Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED CASTLE PEAK FUNDING LLC

By: Blackstone Private Credit Fund, as sole member
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED DIRECT LENDING I (LUX) SCSP,

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD BAMBOO FUNDING LP

By: Emerald GP 3 Ltd., its general partner
By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

4

BCRED EMERALD CEDAR FUNDING LP, BCRED EMERALD JV LP

By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD CYPRESS FUNDING LP

By: Emerald GP 6 Ltd., its general partner
By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD ROBINIA FUNDING LP

By: Emerald GP 5 Ltd., its general partner
By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED MML CLO 2021-1 LLC, BCRED MML CLO 2022-1 LLC, BCRED MML CLO 2022-2 LLC

By: Blackstone Private Credit Fund, as Collateral Manager
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

5

BCRED VERDELITE BRISTLECONE FUNDING II LLC

By: BCRED Verdelite JP, its sole member
By: BCRED Verdelite JV GP, LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED VERDELITE BRISTLECONE FUNDING LLC

By: BCRED Verdelite JV LP, its sole member
By: BCRED Verdelite JV GP, LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED VERDELITE JV LP

By: BCRED Verdelite JV GP, LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BGSL BIG SKY FUNDING LLC, BGSL BRECKENRIDGE FUNDING LLC,

By: Blackstone Secured Lending Fund, as sole member
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

6

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, BLACKSTONE EUROPEAN SENIOR LOAN FUND, BLACKSTONE US LOAN MASTER FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP, BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES), BLACKSTONE CREDIT BDC ADVISORS LLC, BLACKSTONE IRELAND FUND MANAGEMENT LIMITED, BLACKSTONE IRELAND LIMITED, BLACKSTONE LIQUID CREDIT ADVISORS I LLC, BLACKSTONE LIQUID CREDIT ADVISORS II LLC, BLACKSTONE LIQUID CREDIT STRATEGIES LLC,

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

7

BLACKSTONE BIG SKY FUND L.P., BLACKSTONE SPIRE FUND L.P.,
BLACKSTONE STRATEGIC OPPORTUNITY FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Jack Pitts
Name: Jack Pitts
Title: Authorized Representative

BLACKSTONE BMACX C-1 LLC

By: Blackstone Private Multi-Asset Credit and Income Fund, its sole member

By:	/s/ Kevin Michel
Name: Kevin Michel
Title: Authorized Signatory

BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP

By: GSO Capital Opportunities Associates IV LP, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE CAPITAL OPPORTUNITIES FUND V LP

By: Blackstone Capital Opportunities Associates V LP, its general partner
By: Blackstone Capital Opportunities Associates V (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

8

BLACKSTONE CMBS FUND – G L.P.

By: Blackstone Real Estate CMBS Associates - G L.P., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE CMBS FUND – NON-IG L.P.

By: Blackstone Real Estate CMBS Associates Non-IG L.P., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE COF IV CO-INVESTMENT FUND LP

By: GSO COF IV Co-Investment Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE COF V CO-INVESTMENT FUND LP

By: Blackstone Capital Opportunities Associates V LP, its sole member
By: Blackstone Capital Opportunities Associates V (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

9

BLACKSTONE CREDIT ABC FUND LP

By: Blackstone Credit ABC Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE CREDIT RATED FUND TRUST LP

By: Blackstone Credit Rated Fund Trust Associates LP, its general partner
By: GSO Holdings I L.L.C., its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C.

By: Blackstone Liquid Credit Advisors I LLC, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE EUROPEAN PROPERTY INCOME FUND (MASTER) FCP

By: Blackstone Europe Fund Management S.à r.l.

By:	/s/ Heidi Kniesel
Name: Heidi Kniesel
Title: Manager

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

10

BLACKSTONE EUROPEAN PROPERTY INCOME FUND SICAV

By:	/s/ Abhishek Agarwal
Name: Abhishek Agarwal
Title: Director

By:	/s/ Diana Hoffmann
Name: Diana Hoffmann
Title: Director

BLACKSTONE EUROPEAN SENIOR DEBT FUND III LEVERED SCSP, BLACKSTONE EUROPEAN SENIOR DEBT FUND III SCSP

By: Blackstone European Senior Debt Associates III GP S.À R.L.

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IL, BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IU

By: Blackstone European Senior Direct Lending Associates GP S.à r.l., its managing general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

BLACKSTONE GREEN PRIVATE CREDIT FUND III LP

By: Blackstone Green Private Credit Associates III LP, its general partner
By: Blackstone Green Private Credit Associates III (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

11

BLACKSTONE GREEN PRIVATE CREDIT FUND III-E LP

By: Blackstone Green Private Credit Associates III-E LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE HARRINGTON PARTNERS L.P.

By: Blackstone Harrington Associates L.L.C., its general partner

By:	/s/ Robert Young
Name: Robert Young
Title: Managing Director and General Counsel

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., BLACKSTONE TREASURY HOLDINGS II LLC, BLACKSTONE TREASURY HOLDINGS III L.L.C.

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

12

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HOLDINGS IV L.P.

By: Blackstone Holdings IV GP L.P., its general partner
By: Blackstone Holdings IV GP Management (Delaware) L.P., its general partner
By: Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HPPI CLO FUND FCP-RAIF

By: Blackstone Liquid Credit Advisors I LLC, as Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE INFRASTRUCTURE ADVISORS L.L.C.

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

13

BLACKSTONE INFRASTRUCTURE PARTNERS - P L.P., BLACKSTONE INFRASTRUCTURE PARTNERS - U L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT II) L.P.

By: Blackstone Infrastructure Associates Non-ECI L.P., its general partner
By: BIA GP L.P., its general partner
By: BIA GP L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS - V FEEDER L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT I-A) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT K II) L.P.

By: Blackstone Infrastructure Associates L.P., its general partner
By: BIA GP L.P., its general partner
By: BIA GP L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (CYM) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE F (CYM) L.P.

By: Blackstone Infrastructure Associates Europe (CYM) L.P., its general partner
By: Blackstone Infrastructure Associates Europe (DEL) L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

14

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (LUX) SCSP

By: Blackstone Infrastructure Associates Europe (LUX) S.À R.L., its general partner

By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Manager

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

BLACKSTONE INFRASTRUCTURE PARTNERS F.1 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.2 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.4 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS L.P.

By: Blackstone Infrastructure Associates NQ L.P., its general partner
By: BIA GP NQ L.P., its general partner
By: BIA GP NQ L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS F.3 (LUX) SCSP

By: Blackstone Infrastructure Associates (Lux) S.à.r.l, its general partner

By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Manager

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

BLACKSTONE INFRASTRUCTURE STRATEGIES L.P.

By: Blackstone Infrastructure Strategies Associates L.P., its general partner
By: BXISA L.L.C., its general partner

By:	/s/ Gregory Blank
Name: Gregory Blank
Title: Senior Managing Director

15

BLACKSTONE ISG INVESTMENT PARTNERS - A L.P.

By: Blackstone ISG Investment Partners - A Management Associates (Cayman) - NQ L.P., its general partner
By: BISG - A GP - NQ L.L.C., its general partner

By:	/s/ Robert Young
Name: Robert Young
Title: Managing Director and General Counsel

BLACKSTONE ISG INVESTMENT PARTNERS - R (BMU) L.P.

By: Blackstone ISG Investment Associates - R (BMU) Ltd., its General Partner

By:	/s/ Robert Young
Name: Robert Young
Title: Director

16

BLACKSTONE LIFE SCIENCES V (LUX) SCSP

By: Blackstone Life Sciences Associates V (Lux) S.à r.l., its General Partner

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

BLACKSTONE LIFE SCIENCES V L.P.

By: Blackstone Life Sciences Associates V L.P., its General Partner
By: BXLS V L.L.C., its General Partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

BLACKSTONE LIFE SCIENCES VI (LUX) SCSP

By: Blackstone Life Sciences VI (LUX) S.à r.l., its General Partner

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

BLACKSTONE LIFE SCIENCES VI L.P.

By: Blackstone Life Sciences Associates VI L.P., its General Partner
By: BXLS VI L.L.C., its General Partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Chief Financial Officer

17

BLACKSTONE LIFE SCIENCES YIELD L.P., BLACKSTONE LIFE SCIENCES YIELD NT (CYM) FEEDER L.L.C., BLACKSTONE LIFE SCIENCES YIELD T (CYM) FEEDER L.P.

By: Blackstone Life Sciences Yield Associates L.P., its General Partner
By: Blackstone Life Sciences Advisors L.L.C. on behalf of BXLS Yield L.L.C., the General Partner of Blackstone Life Sciences Yield Associates L.P.

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Chief Compliance Officer and Secretary

BLACKSTONE MULTI-ASSET CREDIT FUND (DELAWARE) LP

By: Blackstone Multi-Asset Credit Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE CREDIT STRATEGIES LLC

Blackstone Private Credit Strategies LLC

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

18

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By: Blackstone Private Equity Strategies Associates L.P., its general partner
By: BXPEA L.L.C., its general partner

By:	/s/ Christopher James
Name: Christopher James
Title: Senior Managing Director

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV

By: Blackstone Private Investments Advisors L.L.C., in its capacity as investment manager

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Signatory

BLACKSTONE PRIVATE INVESTMENTS ADVISORS L.L.C.

By:	/s/ Christopher J. James
Name: Christopher James
Title: Senior Managing Director

BLACKSTONE REAL ESTATE DEBT STRATEGIES HIGH-GRADE L.P.

By: Blackstone Real Estate Debt Strategies Associates High Grade L.P., its general partner
By: BREDS High Grade GP L.L.C., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

19

BLACKSTONE REAL ESTATE DEBT STRATEGIES IV (LUX) SCSP

By: Blackstone Real Estate Debt Strategies Associates IV (LUX) S.à r.l.

By:	/s/ Jean-Francois Bossy
Name: Jean-Francois Bossy
Title: Manager

By:	/s/ Diana Hoffmann
Name: Diana Hoffmann
Title: Manager

BLACKSTONE REAL ESTATE DEBT STRATEGIES IV L.P.

By: Blackstone Real Estate Debt Strategies Associates IV L.P., its general partner
By: BREDS IV GP L.L.C., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE REAL ESTATE DEBT STRATEGIES V (LUX) SCSP

By: Blackstone Real Estate Debt Strategies Associates V (LUX) S.à r.l.

By:	/s/ Jean-Francois Bossy
Name: Jean-Francois Bossy
Title: Manager

By:	/s/ Diana Hoffmann
Name: Diana Hoffmann
Title: Manager

20

BLACKSTONE REAL ESTATE DEBT STRATEGIES V L.P.

By: Blackstone Real Estate Debt Strategies Associates V L.P., its general partner

By: BREDS V GP L.L.C., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

By:	/s/ Leon Volchyok
Name: Leon Volchyok
Title: Chief Legal Officer and Secretary

BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE SECURED TRUST LTD

By: Blackstone Liquid Credit Strategies LLC, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

BLACKSTONE SECURITIES PARTNERS L.P.

By:	/s/ Evan Clandorf
Name: Evan Clandorf
Title: Authorized Signatory

21

BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

By: GSO SFRO Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE (E) FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE (E) FUND LTD., BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE FUND LTD.

By: Blackstone Alternative Solutions L.L.C., its investment manager

By:	/s/ Jack Pitts
Name: Jack Pitts
Title: Authorized Representative

BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE FUND L.P., BSOF MASTER FUND II L.P., BSOF MASTER FUND L.P., BSOF PARALLEL MASTER FUND L.P., MAUNA LOA CAPITAL FUND LP, STONE OAK FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Jack Pitts
Name: Jack Pitts
Title: Authorized Representative

BLACKSTONE TACTICAL OPPORTUNITIES FUND IV - LUX SCSP

By: Blackstone Tactical Opportunities Associates IV (Lux) GP S.à.r.l., its general partner

By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Authorized Signatory

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Authorized Signatory

22

BLACKSTONE TACTICAL OPPORTUNITIES FUND IV L.P.

By: Blackstone Tactical Opportunities Associates IV L.P., its general partner
By: BTO DE GP - NQ L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Signatory

BLACKSTONE TECHNOLOGY SENIOR DIRECT LENDING FUND LP

By: Blackstone Technology Direct Lending Associates LP, its general partner
By: Blackstone Technology Senior Direct Lending Associates (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BOYCE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BREIT OPERATING PARTNERSHIP L.P.

By: Blackstone Real Estate Income Trust, Inc., its general partner

By:	/s/ Leon Volchyok
Name: Leon Volchyok
Title: Chief Legal Officer and Secretary

23

BX REIT ADVISORS L.L.C.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Managing Director and Chief Compliance Officer

BXC ARMADILLO CO-INVESTMENT FUND-D LP

By: BXC Armadillo Co-Investment Fund-D GP LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC AZUL SUPER TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC BALTHAZAR FUND LP

By: BXC Balthazar Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

24

BXC BGREEN III PARALLEL CO-INVEST FUND SE II LP

By: Blackstone Green Private Credit Associates III LP, its general partner
By: Blackstone Green Private Credit Associates III (Delaware) LLC, its general partner
By: GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC JADE SUPER TOPCO LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXMT ADVISORS L.L.C.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

25

BXSL CLO 2024-1 LLC, BXSL CLO 2025-1 LLC, BXSL DIRECT LENDING (LUX) SCSP

By: Blackstone Secured Lending Fund, its sole member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

CABINTEELY PARK CLO DAC, CARYSFORT PARK CLO DAC, CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY, DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY, DEER PARK CLO DAC, DILLON’S PARK CLO DAC, DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY, ELM PARK CLO DESIGNATED ACTIVITY COMPANY, GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY, MARINO PARK CLO DAC, MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY, MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, OTRANTO PARK CLO DAC, PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, ROCKFIELD PARK CLO DAC, SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, VESEY PARK CLO DAC, WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone Ireland Limited, as Collateral Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

26

CLARUS DE II, L.P., CLARUS DEFINED EXIT I, L.P.

By: Clarus Ventures DE GP, L.P.
By: Blackstone Clarus DE, L.L.C., its general partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

CLARUS IV-A, L.P., CLARUS IV-B, L.P., CLARUS IV-C, L.P., CLARUS IV-D, L.P.

By: Clarus IV GP, L.P.
By: Clarus IV L.L.C., its general partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

CLARUS VENTURES, LLC

By: Catalyst Fund Holdco L.P.
By: Blackstone Vatalyst Holdco, L.L.C., its general partner
By: Blackstone Intermediary Holdco, L.L.C., its sole member
By: Blackstone Securities Partners L.P., its sole member
By: Blackstone Advisory Services L.L.C., its general partner
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP L.L.C. (f/k/a Blackstone Holdings I/II Inc.), its general partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

27

EMERALD 1 EQUITY LLC, EMERALD DIRECT LENDING 1 LP, EMERALD DIRECT LENDING 2 LP

By: Bkackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

FLEET STREET AUTO 2020 LP

By: GSO Holdings I L.L.C., its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

28

G QCM SCSP

By: G QCM GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

GN LOAN FUND LP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I LP, GSO AIGUILLE DES GRANDS MONTETS FUND II LP, GSO AIGUILLE DES GRANDS MONTETS FUND III LP

By: Blackstone Alternative Credit Advisors LP, as attorney-in-fact

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO BARRE DES ECRINS FUND I SCSP, GSO BARRE DES ECRINS FUND II SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Authorized Signatory

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Authorized Signatory

29

GSO BARRE DES ECRINS MASTER FUND SCSP

By: Blackstone Alternative Credit Advisors LP, its Investment Adviser

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LP, as its general partner
By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CAPITAL SOLUTIONS FUND III EEA SCSP

By: GSO Capital Solutions Associates III (EEA) GP S.À R.L

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

30

GSO CAPITAL SOLUTIONS FUND III LP

By: GSO Capital Solutions Associates III LP, as its general partner
By: GSO Capital Solutions Associates III (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CHURCHILL PARTNERS II LP

By: GSO Churchill Associates II LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO COF III CO-INVESTMENT FUND LP

By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

31

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

By: GSO Credit Alpha Diversified Alternatives Associates LLC, its general partner
By: GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA FUND II LP

By: GSO Credit Alpha Associates II LP, its general partner
By: GSO Credit Alpha Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA FUND LP, GSO CREDIT-A PARTNERS LP, GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP, GSO SPECIAL SITUATIONS MASTER FUND LP

By: Blackstone Alternative Credit Advisors LP, as Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CSF III CO-INVESTMENT FUND LP

By: GSO CSF III Co-Investment Associates LP, its general partner
By: GSO CSF III Co-Investment Associates (Delaware) LLC, its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

32

GSO ENERGY PARTNERS-A LP

By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-B LP

By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-C II LP

By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-C LP

By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-D LP

By: GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

33

GSO ENERGY PARTNERS-E LP, GSO ENERGY SELECT OPPORTUNITIES FUND LP

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY SELECT OPPORTUNITIES FUND II LP

By: GSO Energy Select Opportunities Associates II LP, its general partner
By: GSO Energy Select Opportunities Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND II LP

By: GSO European Senior Debt Associates II LP, its general partner
By: GSO European Senior Debt Associates II (Delaware) LLC, its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND LP

By: GSO European Senior Debt Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

34

GSO HARRINGTON CREDIT ALPHA FUND L.P.

By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO JASMINE PARTNERS LP

By: GSO Jasmine Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ORCHID FUND LP

By: GSO Orchid Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By: GSO Palmetto Capital Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO RP HOLDINGS LP

By: GSO RP Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

35

GSO SJ PARTNERS LP

By: GSO SJ Partners Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

KING’S PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

MAGMA FINCO 16, LLC

By: Molten Partners, LLC, its Managing Member
By: Blackstone Mortgage Trust, Inc., its Managing Member

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Chief Compliance Officer and Secretary

MOLTEN PARTNERS, LLC

By: Blackstone Mortgage Trust, Inc., its Managing Member

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Chief Compliance Officer and Secretary

36

VERIFICATION

The undersigned states that he or she has duly executed the attached application dated as of April 11, 2025 for and on behalf of each entity listed below; that he is the authorized person of each such entity; and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

1

BLACKSTONE PRIVATE CREDIT FUND, BLACKSTONE SECURED LENDING FUND

By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE MULTI-ASSET CREDIT AND INCOME FUND

By:	/s/ Heather von Zuben
Name: Heather von Zuben
Title: Chief Executive Officer

BLACKSTONE LONG-SHORT CREDIT INCOME FUND, BLACKSTONE SENIOR FLOATING RATE 2027 TERM FUND, BLACKSTONE STRATEGIC CREDIT 2027 TERM FUND

By: Blackstone Liquid Credit Strategies LLC, its Investment Adviser

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

By:	/s/ Leon Volchyok
Name: Leon Volchyok
Title: Authorized Signatory

ALLEGANY PARK CLO, LTD., BEECHWOOD PARK CLO, CAYUGA PARK CLO, LTD., HARRIMAN PARK CLO, LTD., PEACE PARK CLO, LTD., POINT AU ROCHE PARK CLO, LTD., SOUTHWICK PARK CLO, LTD., TALLMAN PARK CLO, LTD., WHETSTONE PARK CLO, LTD.

By: Blackstone CLO Management LLC, as Collateral Manager
By: Blackstone Liquid Credit Strategies LLC, its Managing Member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BASSWOOD PARK CLO, LTD., BETHPAGE PARK CLO, LTD., BOWMAN PARK CLO, LTD., BRISTOL PARK CLO, LTD., BUCKHORN PARK CLO, LTD., BURNHAM PARK CLO, LTD., BUTTERMILK PARK CLO, LTD., CATSKILL PARK CLO, LTD., CHENANGO PARK CLO, LTD., CIRRUS FUNDING 2018-1, LTD., COLE PARK CLO, LTD., COOK PARK CLO, LTD., CUMBERLAND PARK CLO, LTD., DEWOLF PARK CLO, LTD., FILLMORE PARK CLO, LTD., GILBERT PARK CLO, LTD., GREENWOOD PARK CLO, LTD., GRIPPEN PARK CLO, LTD., HARBOR PARK CLO, LTD., LONG POINT PARK CLO, LTD., MYERS PARK CLO, LTD., NIAGARA PARK CLO, LTD., NYACK PARK CLO, LTD., REESE PARK CLO, LTD., ROCKLAND PARK CLO, LTD., STEWART PARK CLO, LTD., THACHER PARK CLO, LTD., THAYER PARK CLO, LTD., THOMPSON PARK CLO, LTD., WEBSTER PARK CLO, LTD., WELLMAN PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, as Collateral Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED ASSOCIATES GP (LUX) S.À R.L., BCRED BSL CLO 2021-1, LLC, BCRED BSL CLO 2021-2, LLC, BCRED BSL CLO 2021-2, LTD., BCRED BSL CLO 2022-1 LLC, BCRED BSL CLO 2022-1 LTD., BCRED BSL WH 2022-1 FUNDING LLC, BCRED C-2 FUNDING LLC, BCRED C-3 FUNDING LLC, BCRED CLO 2023-1 DEPOSITOR LLC, BCRED CLO 2024-1
DEPOSITOR LLC, BCRED CLO 2024-2 DEPOSITOR LLC, BCRED CLO 2024-2 LLC, BCRED CLO 2025-1 LLC, BCRED DENALI PEAK FUNDING LLC, BCRED GANNETT PEAK FUNDING LLC, BCRED INVESTMENTS LLC, BCRED JACQUE PEAK FUNDING LLC, BCRED LENDER FINANCE 2025-1 LLC, BCRED LENDER FINANCE 2025-1 DEPOSITOR LLC, BCRED PHOENIX PEAK FUNDING LLC, BCRED TWIN PEAKS LLC, BCRED X HOLDINGS LLC

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Oran Ebel
Name: Oran Ebel
Title: Chief Legal Officer & Secretary

BCRED BARD PEAK FUNDING LLC, BCRED BISON PEAK FUNDING LLC, BCRED BLANCA PEAK FUNDING LLC, BCRED BORAH PEAK FUNDING LLC, BCRED BUSHNELL PEAK FUNDING LLC, BCRED C-1 LLC, BCRED GRANITE PEAK FUNDING LLC, BCRED HAYDON PEAK FUNDING LLC, BCRED MAROON PEAK FUNDING LLC, BCRED MERIDIAN PEAK FUNDING LLC, BCRED MIDDLE PEAK FUNDING LLC, BCRED MONARCH PEAK FUNDING LLC, BCRED NAOMI PEAK FUNDING LLC, BCRED SUMMIT PEAK FUNDING LLC, BCRED WINDOM PEAK FUNDING LLC

By: Blackstone Private Credit Fund, as sole member
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED BEAR PEAK FUNDING LLC

By: Blackstone Private Credit Fund, as sole member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED BSL CLO 2021-1 LTD., BCRED CLO 2023-1 LLC, BCRED CLO 2024-1 LLC

By: Blackstone Private Credit Fund, as Collateral Manager
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub- Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED CASTLE PEAK FUNDING LLC

By: Blackstone Private Credit Fund, as sole member
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED DIRECT LENDING I (LUX) SCSP,

By: Blackstone Private Credit Fund, its sole member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD BAMBOO FUNDING LP

By: Emerald GP 3 Ltd., its general partner
By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD CEDAR FUNDING LP, BCRED EMERALD JV LP

By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD CYPRESS FUNDING LP

By: Emerald GP 6 Ltd., its general partner
By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED EMERALD ROBINIA FUNDING LP

By: Emerald GP 5 Ltd., its general partner
By: Blackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED MML CLO 2021-1 LLC, BCRED MML CLO 2022-1 LLC, BCRED MML CLO 2022-2 LLC

By: Blackstone Private Credit Fund, as Collateral Manager
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED VERDELITE BRISTLECONE FUNDING II LLC

By: BCRED Verdelite JP, its sole member
By: BCRED Verdelite JV GP, LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED VERDELITE BRISTLECONE FUNDING LLC

By: BCRED Verdelite JV LP, its sole member
By: BCRED Verdelite JV GP, LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BCRED VERDELITE JV LP

By: BCRED Verdelite JV GP, LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BGSL BIG SKY FUNDING LLC, BGSL BRECKENRIDGE FUNDING LLC,

By: Blackstone Secured Lending Fund, as sole member
By: Blackstone Private Credit Strategies LLC, as Investment Advisor
By: Blackstone Credit BDC Advisors LLC, as Sub-Investment Advisor

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND, BLACKSTONE EUROPEAN SENIOR LOAN FUND, BLACKSTONE US LOAN MASTER FUND

By: Blackstone Ireland Fund Management Limited, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP, BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES), BLACKSTONE CREDIT BDC ADVISORS LLC, BLACKSTONE IRELAND FUND MANAGEMENT LIMITED, BLACKSTONE IRELAND LIMITED, BLACKSTONE LIQUID CREDIT ADVISORS I LLC, BLACKSTONE LIQUID CREDIT ADVISORS II LLC, BLACKSTONE LIQUID CREDIT STRATEGIES LLC,

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE BIG SKY FUND L.P., BLACKSTONE SPIRE FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Jack Pitts
Name: Jack Pitts
Title: Authorized Representative

BLACKSTONE BMACX C-1 LLC

By: Blackstone Private Multi-Asset Credit and Income Fund, its sole member

By:	/s/ Kevin Michel
Name: Kevin Michel
Title: Authorized Signatory

BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP

By: GSO Capital Opportunities Associates IV LP, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE CAPITAL OPPORTUNITIES FUND V LP

By: Blackstone Capital Opportunities Associates V LP, its general partner
By: Blackstone Capital Opportunities Associates V (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE CMBS FUND – G L.P.

By: Blackstone Real Estate CMBS Associates - G L.P., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE CMBS FUND – NON-IG L.P.

By: Blackstone Real Estate CMBS Associates Non-IG L.P., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE COF IV CO-INVESTMENT FUND LP

By: GSO COF IV Co-Investment Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE COF V CO-INVESTMENT FUND LP

By: Blackstone Capital Opportunities Associates V LP, its sole member
By: Blackstone Capital Opportunities Associates V (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE CREDIT ABC FUND LP

By: Blackstone Credit ABC Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE CREDIT RATED FUND TRUST LP

By: Blackstone Credit Rated Fund Trust Associates LP, its general partner
By: GSO Holdings I L.L.C., its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C.

By: Blackstone Liquid Credit Advisors I LLC, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE EUROPEAN PROPERTY INCOME FUND (MASTER) FCP

By: Blackstone Europe Fund Management S.à r.l.

By:	/s/ Heidi Kniesel
Name: Heidi Kniesel
Title: Manager

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

BLACKSTONE EUROPEAN PROPERTY INCOME FUND SICAV

By:	/s/ Abhishek Agarwal
Name: Abhishek Agarwal
Title: Director

By:	/s/ Diana Hoffmann
Name: Diana Hoffmann
Title: Director

BLACKSTONE EUROPEAN SENIOR DEBT FUND III LEVERED SCSP, BLACKSTONE EUROPEAN SENIOR DEBT FUND III SCSP

By: Blackstone European Senior Debt Associates III GP S.À R.L.

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IL, BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IU

By: Blackstone European Senior Direct Lending Associates GP S.à r.l., its managing general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

BLACKSTONE GREEN PRIVATE CREDIT FUND III LP

By: Blackstone Green Private Credit Associates III LP, its general partner
By: Blackstone Green Private Credit Associates III (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE GREEN PRIVATE CREDIT FUND III-E LP

By: Blackstone Green Private Credit Associates III-E LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE HARRINGTON PARTNERS L.P.

By: Blackstone Harrington Associates L.L.C., its general partner

By:	/s/ Robert Young
Name: Robert Young
Title: Managing Director and General Counsel

BLACKSTONE HOLDINGS FINANCE CO. L.L.C., BLACKSTONE TREASURY HOLDINGS II LLC, BLACKSTONE TREASURY HOLDINGS III L.L.C.

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HOLDINGS I L.P., BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HOLDINGS IV L.P.

By: Blackstone Holdings IV GP L.P., its general partner
By: Blackstone Holdings IV GP Management (Delaware) L.P., its general partner
By: Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Victoria Portnoy
Name: Victoria Portnoy
Title: Managing Director-Assistant Secretary

BLACKSTONE HPPI CLO FUND FCP-RAIF

By: Blackstone Liquid Credit Advisors I LLC, as Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE INFRASTRUCTURE ADVISORS L.L.C.

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS - P L.P., BLACKSTONE INFRASTRUCTURE PARTNERS - U L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT II) L.P.

By: Blackstone Infrastructure Associates Non-ECI L.P., its general partner
By: BIA GP L.P., its general partner
By: BIA GP L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS - V FEEDER L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT I-A) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT K II) L.P.

By: Blackstone Infrastructure Associates L.P., its general partner
By: BIA GP L.P., its general partner
By: BIA GP L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (CYM) L.P., BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE F (CYM) L.P.

By: Blackstone Infrastructure Associates Europe (CYM) L.P., its general partner
By: Blackstone Infrastructure Associates Europe (DEL) L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (LUX) SCSP

By: Blackstone Infrastructure Associates Europe (LUX) S.À R.L., its general partner

By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Manager

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

BLACKSTONE INFRASTRUCTURE PARTNERS F.1 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.2 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS F.4 L.P., BLACKSTONE INFRASTRUCTURE PARTNERS L.P.

By: Blackstone Infrastructure Associates NQ L.P., its general partner
By: BIA GP NQ L.P., its general partner
By: BIA GP NQ L.L.C., its general partner

By:	/s/ Michael Knauss
Name: Michael Knauss
Title: Managing Director & Chief Compliance Officer

BLACKSTONE INFRASTRUCTURE PARTNERS F.3 (LUX) SCSP

By: Blackstone Infrastructure Associates (Lux) S.à.r.l, its general partner

By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Manager

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

BLACKSTONE INFRASTRUCTURE STRATEGIES L.P.

By: Blackstone Infrastructure Strategies Associates L.P., its general partner
By: BXISA L.L.C., its general partner

By:	/s/ Gregory Blank
Name: Gregory Blank
Title: Senior Managing Director

BLACKSTONE ISG INVESTMENT PARTNERS - A L.P.

By: Blackstone ISG Investment Partners - A Management Associates (Cayman) - NQ L.P., its general partner
By: BISG - A GP - NQ L.L.C., its general partner

By:	/s/ Robert Young
Name: Robert Young
Title: Managing Director and General Counsel

BLACKSTONE ISG INVESTMENT PARTNERS - R (BMU) L.P.

By: Blackstone ISG Investment Associates - R (BMU) Ltd., its General Partner

By:	/s/ Robert Young
Name: Robert Young
Title: Director

BLACKSTONE LIFE SCIENCES V (LUX) SCSP

By: Blackstone Life Sciences Associates V (Lux) S.à r.l., its General Partner

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

BLACKSTONE LIFE SCIENCES V L.P.

By: Blackstone Life Sciences Associates V L.P., its General Partner
By: BXLS V L.L.C., its General Partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

BLACKSTONE LIFE SCIENCES VI (LUX) SCSP

By: Blackstone Life Sciences VI (LUX) S.à r.l., its General Partner

By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Manager

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

BLACKSTONE LIFE SCIENCES VI L.P.

By: Blackstone Life Sciences Associates VI L.P., its General Partner
By: BXLS VI L.L.C., its General Partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Chief Financial Officer

BLACKSTONE LIFE SCIENCES YIELD L.P., BLACKSTONE LIFE SCIENCES YIELD NT
(CYM) FEEDER L.L.C., BLACKSTONE LIFE SCIENCES YIELD T (CYM) FEEDER L.P.

By: Blackstone Life Sciences Yield Associates L.P., its General Partner
By: Blackstone Life Sciences Advisors L.L.C. on behalf of BXLS Yield L.L.C., the General Partner of Blackstone Life Sciences Yield Associates L.P.

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Chief Compliance Officer and Secretary

BLACKSTONE MULTI-ASSET CREDIT FUND (DELAWARE) LP

By: Blackstone Multi-Asset Credit Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE CREDIT STRATEGIES LLC

Blackstone Private Credit Strategies LLC

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By: Blackstone Private Equity Strategies Associates L.P., its general partner
By: BXPEA L.L.C., its general partner

By:	/s/ Christopher James
Name: Christopher James
Title: Senior Managing Director

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV

By: Blackstone Private Investments Advisors L.L.C., in its capacity as investment manager

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Signatory

BLACKSTONE PRIVATE INVESTMENTS ADVISORS L.L.C.

By:	/s/ Christopher J. James
Name: Christopher James
Title: Senior Managing Director

BLACKSTONE REAL ESTATE DEBT STRATEGIES HIGH-GRADE L.P.

By: Blackstone Real Estate Debt Strategies Associates High Grade L.P., its general partner
By: BREDS High Grade GP L.L.C., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE REAL ESTATE DEBT STRATEGIES IV (LUX) SCSP

By: Blackstone Real Estate Debt Strategies Associates IV (LUX) S.à r.l.

By:	/s/ Jean-Francois Bossy
Name: Jean-Francois Bossy
Title: Manager

By:	/s/ Diana Hoffmann
Name: Diana Hoffmann
Title: Manager

BLACKSTONE REAL ESTATE DEBT STRATEGIES IV L.P.

By: Blackstone Real Estate Debt Strategies Associates IV L.P., its general partner
By: BREDS IV GP L.L.C., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE REAL ESTATE DEBT STRATEGIES V (LUX) SCSP

By: Blackstone Real Estate Debt Strategies Associates V (LUX) S.à r.l.

By:	/s/ Jean-Francois Bossy
Name: Jean-Francois Bossy
Title: Manager

By:	/s/ Diana Hoffmann
Name: Diana Hoffmann
Title: Manager

BLACKSTONE REAL ESTATE DEBT STRATEGIES V L.P.

By: Blackstone Real Estate Debt Strategies Associates V L.P., its general partner
By: BREDS V GP L.L.C., its general partner

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

By:	/s/ Leon Volchyok
Name: Leon Volchyok
Title: Chief Legal Officer and Secretary

BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BLACKSTONE SECURED TRUST LTD

By: Blackstone Liquid Credit Strategies LLC, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

BLACKSTONE SECURITIES PARTNERS L.P.

By:	/s/ Evan Clandorf
Name: Evan Clandorf
Title: Authorized Signatory

BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

By: GSO SFRO Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE (E) FUND L.P., BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE (E) FUND LTD., BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE FUND LTD.

By: Blackstone Alternative Solutions L.L.C., its investment manager

By:	/s/ Jack Pitts
Name: Jack Pitts
Title: Authorized Representative

BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE FUND L.P., BSOF MASTER FUND II L.P., BSOF MASTER FUND L.P., BSOF PARALLEL MASTER FUND L.P., MAUNA LOA CAPITAL FUND LP, STONE OAK FUND L.P.

By: Blackstone Strategic Opportunity Associates L.L.C., its general partner

By:	/s/ Jack Pitts
Name: Jack Pitts
Title: Authorized Representative

BLACKSTONE TACTICAL OPPORTUNITIES FUND IV - LUX SCSP

By: Blackstone Tactical Opportunities Associates IV (Lux) GP S.à.r.l., its general partner

By:	/s/ Omar Rehman
Name: Omar Rehman
Title: Authorized Signatory
By:	/s/ Christopher Placca
Name: Christopher Placca
Title: Authorized Signatory

BLACKSTONE TACTICAL OPPORTUNITIES FUND IV L.P.

By: Blackstone Tactical Opportunities Associates IV L.P., its general partner
By: BTO DE GP - NQ L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Signatory

BLACKSTONE TECHNOLOGY SENIOR DIRECT LENDING FUND LP

By: Blackstone Technology Direct Lending Associates LP, its general partner
By: Blackstone Technology Senior Direct Lending Associates (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BOYCE PARK CLO, LTD.

By: Blackstone CLO Management LLC, its collateral manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BREIT OPERATING PARTNERSHIP L.P.

By: Blackstone Real Estate Income Trust, Inc., its general partner

By:	/s/ Leon Volchyok
Name: Leon Volchyok
Title: Chief Legal Officer and Secretary

BX REIT ADVISORS L.L.C.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Managing Director and Chief Compliance Officer

BXC ARMADILLO CO-INVESTMENT FUND-D LP

By: BXC Armadillo Co-Investment Fund-D GP LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC AZUL SUPER TOPCO LP

By: BXC Azul Associates LLC, its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC BALTHAZAR FUND LP

By: BXC Balthazar Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

BXC BGREEN III PARALLEL CO-INVEST FUND SE II LP

By: Blackstone Green Private Credit Associates III LP, its general partner

By: Blackstone Green Private Credit Associates III (Delaware) LLC, its general partner
By: GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXC JADE SUPER TOPCO LP

By: BXC Jade Associates LLC, its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

BXMT ADVISORS L.L.C.

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Authorized Signatory

BXSL CLO 2024-1 LLC, BXSL CLO 2025-1 LLC, BXSL DIRECT LENDING (LUX) SCSP

By: Blackstone Secured Lending Fund, its sole member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

CABINTEELY PARK CLO DAC, CARYSFORT PARK CLO DAC, CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY, CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY, CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY, DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY, DEER PARK CLO DAC, DILLON’S PARK CLO DAC, DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY, ELM PARK CLO DESIGNATED ACTIVITY COMPANY, GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY, HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY, MARINO PARK CLO DAC, MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY, MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY, ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY, OTRANTO PARK CLO DAC, PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY, PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY, RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY, ROCKFIELD PARK CLO DAC, SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY, SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY, SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY, TYMON PARK CLO DESIGNATED ACTIVITY COMPANY, VESEY PARK CLO DAC, WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

By: Blackstone Ireland Limited, as Collateral Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

CLARUS DE II, L.P., CLARUS DEFINED EXIT I, L.P.

By: Clarus Ventures DE GP, L.P.
By: Blackstone Clarus DE, L.L.C., its general partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

CLARUS IV-A, L.P., CLARUS IV-B, L.P., CLARUS IV-C, L.P., CLARUS IV-D, L.P.

By: Clarus IV GP, L.P.
By: Clarus IV L.L.C., its general partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

CLARUS VENTURES, LLC

By: Catalyst Fund Holdco L.P.
By: Blackstone Vatalyst Holdco, L.L.C., its general partner
By: Blackstone Intermediary Holdco, L.L.C., its sole member
By: Blackstone Securities Partners L.P., its sole member
By: Blackstone Advisory Services L.L.C., its general partner
By: Blackstone Holdings I L.P., its sole member
By: Blackstone Holdings I/II GP L.L.C. (f/k/a Blackstone Holdings I/II Inc.), its general partner

By:	/s/ Robert Liptak
Name: Robert Liptak
Title: Chief Operating Officer

EMERALD 1 EQUITY LLC, EMERALD DIRECT LENDING 1 LP, EMERALD DIRECT LENDING 2 LP

By: Bkackstone Credit BDC Advisors LLC, as administrator

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

FLEET STREET AUTO 2020 LP

By: GSO Holdings I L.L.C., its General Partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

G QCM SCSP

By: G QCM GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

GN LOAN FUND LP

By: Blackstone Alternative Credit Advisors LP, its Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND I LP, GSO AIGUILLE DES GRANDS MONTETS FUND II LP, GSO AIGUILLE DES GRANDS MONTETS FUND III LP

By: Blackstone Alternative Credit Advisors LP, as attorney-in-fact

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO BARRE DES ECRINS FUND I SCSP, GSO BARRE DES ECRINS FUND II SCSP

By: GSO Barre Des Ecrins Associates GP S.À R.L., its general partner

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Authorized Signatory

By:	/s/ Clodagh Brennan
Name: Clodagh Brennan
Title: Authorized Signatory

GSO BARRE DES ECRINS MASTER FUND SCSP

By: Blackstone Alternative Credit Advisors LP, its Investment Adviser

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND III LP

By: GSO Capital Opportunities Associates III LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LP, as its general partner
By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CAPITAL SOLUTIONS FUND III EEA SCSP

By: GSO Capital Solutions Associates III (EEA) GP S.À R.L

By:	/s/ Tony Whiteman
Name: Tony Whiteman
Title: Category A Manager

By:	/s/ Gabor Bernath
Name: Gabor Bernath
Title: Category B Manager

GSO CAPITAL SOLUTIONS FUND III LP

By: GSO Capital Solutions Associates III LP, as its general partner
By: GSO Capital Solutions Associates III (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CHURCHILL PARTNERS II LP

By: GSO Churchill Associates II LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO COF III CO-INVESTMENT FUND LP

By: GSO COF III Co-Investment Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

By: GSO Credit Alpha Diversified Alternatives Associates LLC, its general partner
By: GSO Credit Alpha Associates II (Cayman) Ltd., its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA FUND II LP

By: GSO Credit Alpha Associates II LP, its general partner
By: GSO Credit Alpha Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CREDIT ALPHA FUND LP, GSO CREDIT-A PARTNERS LP, GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP, GSO SPECIAL SITUATIONS MASTER FUND LP

By: Blackstone Alternative Credit Advisors LP, as Investment Manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO CSF III CO-INVESTMENT FUND LP

By: GSO CSF III Co-Investment Associates LP, its general partner
By: GSO CSF III Co-Investment Associates (Delaware) LLC, its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Person

GSO ENERGY PARTNERS-A LP

By: GSO Energy Partners-A Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-B LP

By: GSO Energy Partners-B Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-C II LP

By: GSO Energy Partners-C Associates II LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-C LP

By: GSO Energy Partners-C Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-D LP

By: GSO Energy Partners-D Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY PARTNERS-E LP, GSO ENERGY SELECT OPPORTUNITIES FUND LP

By: GSO Energy Partners-E Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ENERGY SELECT OPPORTUNITIES FUND II LP

By: GSO Energy Select Opportunities Associates II LP, its general partner
By: GSO Energy Select Opportunities Associates II (Delaware) LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND II LP

By: GSO European Senior Debt Associates II LP, its general partner
By: GSO European Senior Debt Associates II (Delaware) LLC, its managing member

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO EUROPEAN SENIOR DEBT FUND LP

By: GSO European Senior Debt Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO HARRINGTON CREDIT ALPHA FUND L.P.

By: GSO Harrington Credit Alpha Associates L.L.C., its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO JASMINE PARTNERS LP

By: GSO Jasmine Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO ORCHID FUND LP

By: GSO Orchid Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By: GSO Palmetto Capital Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO RP HOLDINGS LP

By: GSO RP Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

GSO SJ PARTNERS LP

By: GSO SJ Partners Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

KING’S PARK CLO, LTD.

By: Blackstone Liquid Credit Strategies LLC, its collateral manager

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

MAGMA FINCO 16, LLC

By: Molten Partners, LLC, its Managing Member
By: Blackstone Mortgage Trust, Inc., its Managing Member

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Chief Compliance Officer and Secretary

MOLTEN PARTNERS, LLC

By: Blackstone Mortgage Trust, Inc., its Managing Member

By:	/s/ Scott Mathias
Name: Scott Mathias
Title: Chief Compliance Officer and Secretary

APPENDIX A

Existing Wholly-Owned Subsidiaries, Joint Ventures and BDC-Downstream Funds of Blackstone Secured Lending Fund:

BGSL BIG SKY FUNDING LLC

BGSL BRECKENRIDGE FUNDING LLC

BXSL CLO 2024-1 LLC

BXSL CLO 2025-1 LLC

BXSL DIRECT LENDING (LUX) SCSP

Existing Wholly-Owned Subsidiaries, Joint Ventures and BDC-Downstream Funds of Blackstone Private Credit Fund:

BCRED ASSOCIATES GP (LUX) S.À R.L.

BCRED BARD PEAK FUNDING LLC

BCRED BEAR PEAK FUNDING LLC

BCRED BISON PEAK FUNDING LLC

BCRED BLANCA PEAK FUNDING LLC

BCRED BORAH PEAK FUNDING LLC

BCRED BSL CLO 2021-1 LTD.

BCRED BSL CLO 2021-1, LLC

BCRED BSL CLO 2021-2, LLC

BCRED BSL CLO 2021-2, LTD.

BCRED BSL CLO 2022-1 LLC

BCRED BSL CLO 2022-1 LTD.

BCRED BSL WH 2022-1 FUNDING LLC

BCRED BUSHNELL PEAK FUNDING LLC

BCRED C-1 LLC

BCRED C-2 FUNDING LLC

BCRED C-3 FUNDING LLC

BCRED CASTLE PEAK FUNDING LLC

BCRED CLO 2023-1 DEPOSITOR LLC

BCRED CLO 2023-1 LLC

BCRED CLO 2024-1 DEPOSITOR LLC

A-1

BCRED CLO 2024-1 LLC

BCRED CLO 2024-2 DEPOSITOR LLC

BCRED CLO 2024-2 LLC

BCRED CLO 2025-1 LLC

BCRED DENALI PEAK FUNDING LLC

BCRED DIRECT LENDING I (LUX) SCSP

BCRED EMERALD BAMBOO FUNDING LP

BCRED EMERALD CEDAR FUNDING LP

BCRED EMERALD CYPRESS FUNDING LP

BCRED EMERALD JV LP

BCRED EMERALD ROBINIA FUNDING LP

BCRED GANNETT PEAK FUNDING LLC

BCRED GRANITE PEAK FUNDING LLC

BCRED HAYDON PEAK FUNDING LLC

BCRED INVESTMENTS LLC

BCRED JACQUE PEAK FUNDING LLC

BCRED LENDER FINANCE 2025-1 DEPOSITOR LLC

BCRED LENDER FINANCE 2025-1 LLC

BCRED MAROON PEAK FUNDING LLC

BCRED MERIDIAN PEAK FUNDING LLC

BCRED MIDDLE PEAK FUNDING LLC

BCRED MML CLO 2021-1 LLC

BCRED MML CLO 2022-1 LLC

BCRED MML CLO 2022-2 LLC

BCRED MONARCH PEAK FUNDING LLC

BCRED NAOMI PEAK FUNDING LLC

BCRED PHOENIX PEAK FUNDING LLC

BCRED SUMMIT PEAK FUNDING LLC

BCRED TWIN PEAKS LLC

BCRED VERDELITE BRISTLECONE FUNDING II LLC

BCRED VERDELITE BRISTLECONE FUNDING LLC

BCRED VERDELITE JV LP

BCRED WINDOM PEAK FUNDING LLC

BCRED X HOLDINGS LLC

EMERALD 1 EQUITY LLC

EMERALD DIRECT LENDING 1 LP

2

EMERALD DIRECT LENDING 2 LP

Existing Wholly-Owned Subsidiaries, Joint Ventures and BDC-Downstream Funds of Blackstone Private Multi-Asset Credit and Insurance Fund:

BLACKSTONE BMACX C-1 LLC

3

APPENDIX B

Existing Advisers

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

BLACKSTONE CLO MANAGEMENT LLC (MANAGEMENT SERIES)

BLACKSTONE CREDIT BDC ADVISORS LLC

BLACKSTONE INFRASTRUCTURE ADVISORS L.L.C.

BLACKSTONE IRELAND FUND MANAGEMENT LIMITED

BLACKSTONE IRELAND LIMITED

BLACKSTONE LIQUID CREDIT ADVISORS I LLC

BLACKSTONE LIQUID CREDIT ADVISORS II LLC

BLACKSTONE LIQUID CREDIT STRATEGIES LLC

BLACKSTONE PRIVATE CREDIT STRATEGIES LLC

BLACKSTONE PRIVATE INVESTMENTS ADVISORS L.L.C.

BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C.

BX REIT ADVISORS L.L.C.

BXMT ADVISORS L.L.C.

CLARUS VENTURES, LLC

Existing Affiliated Entities

ALLEGANY PARK CLO, LTD.

BASSWOOD PARK CLO, LTD.

BEECHWOOD PARK CLO

BETHPAGE PARK CLO, LTD.

BLACKSTONE / GSO GLOBAL DYNAMIC CREDIT MASTER FUND

BLACKSTONE BIG SKY FUND L.P.

BLACKSTONE CAPITAL OPPORTUNITIES FUND IV LP

BLACKSTONE CAPITAL OPPORTUNITIES FUND V LP

BLACKSTONE CMBS FUND – G L.P.

BLACKSTONE CMBS FUND – NON-IG L.P.

BLACKSTONE COF IV CO-INVESTMENT FUND LP

BLACKSTONE COF V CO-INVESTMENT FUND LP

BLACKSTONE CREDIT ABC FUND LP

BLACKSTONE CREDIT RATED FUND TRUST LP

BLACKSTONE DIVERSIFIED ALTERNATIVES ASSET HOLDCO L.L.C.

BLACKSTONE EUROPEAN PROPERTY INCOME FUND (MASTER) FCP

BLACKSTONE EUROPEAN PROPERTY INCOME FUND SICAV

BLACKSTONE EUROPEAN SENIOR DEBT FUND III LEVERED SCSP

BLACKSTONE EUROPEAN SENIOR DEBT FUND III SCSP

BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IL

BLACKSTONE EUROPEAN SENIOR DIRECT LENDING FUND SICAV-RAIF SCSP-IU

BLACKSTONE EUROPEAN SENIOR LOAN FUND

BLACKSTONE GREEN PRIVATE CREDIT FUND III LP

BLACKSTONE GREEN PRIVATE CREDIT FUND III-E LP

BLACKSTONE HARRINGTON PARTNERS L.P.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

BLACKSTONE HOLDINGS I L.P.

BLACKSTONE HOLDINGS II L.P.

BLACKSTONE HOLDINGS III L.P.

BLACKSTONE HOLDINGS IV L.P.

BLACKSTONE HPPI CLO FUND FCP-RAIF

BLACKSTONE INFRASTRUCTURE PARTNERS - P L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS - U L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS - V FEEDER L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT I-A) L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT II) L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS (SUPPLEMENTAL ACCOUNT K II) L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (CYM) L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE (LUX) SCSP

BLACKSTONE INFRASTRUCTURE PARTNERS EUROPE F (CYM) L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS F.1 L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS F.2 L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS F.3 (LUX) SCSP

BLACKSTONE INFRASTRUCTURE PARTNERS F.4 L.P.

BLACKSTONE INFRASTRUCTURE PARTNERS L.P.

BLACKSTONE INFRASTRUCTURE STRATEGIES L.P.

BLACKSTONE ISG INVESTMENT PARTNERS - A L.P.

BLACKSTONE ISG INVESTMENT PARTNERS - R (BMU) L.P.

BLACKSTONE LIFE SCIENCES V (LUX) SCSP

BLACKSTONE LIFE SCIENCES V L.P.

BLACKSTONE LIFE SCIENCES VI (LUX) SCSP

BLACKSTONE LIFE SCIENCES VI L.P.

BLACKSTONE LIFE SCIENCES YIELD L.P.

BLACKSTONE LIFE SCIENCES YIELD NT (CYM) FEEDER L.L.C.

BLACKSTONE LIFE SCIENCES YIELD T (CYM) FEEDER L.P.

BLACKSTONE MORTGAGE TRUST, INC.

BLACKSTONE MULTI-ASSET CREDIT FUND (DELAWARE) LP

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV

BLACKSTONE REAL ESTATE DEBT STRATEGIES HIGH-GRADE L.P.

BLACKSTONE REAL ESTATE DEBT STRATEGIES IV (LUX) SCSP

BLACKSTONE REAL ESTATE DEBT STRATEGIES IV L.P.

BLACKSTONE REAL ESTATE DEBT STRATEGIES V (LUX) SCSP

BLACKSTONE REAL ESTATE DEBT STRATEGIES V L.P.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

BLACKSTONE SECURED TRUST LTD

BLACKSTONE SECURITIES PARTNERS L.P.

BLACKSTONE SENIOR FLOATING RATE OPPORTUNITY FUND LP

BLACKSTONE SPIRE FUND L.P.

BLACKSTONE STRATEGIC OPPORTUNITY FUND L.P.

BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE (E) FUND L.P.

BLACKSTONE STRATEGIC OPPORTUNITY INTERMEDIATE FUND L.P.

BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE (E) FUND LTD.

BLACKSTONE STRATEGIC OPPORTUNITY OFFSHORE FUND LTD.

BLACKSTONE TACTICAL OPPORTUNITIES FUND IV - LUX SCSP

BLACKSTONE TACTICAL OPPORTUNITIES FUND IV L.P.

BLACKSTONE TECHNOLOGY SENIOR DIRECT LENDING FUND LP

BLACKSTONE TREASURY HOLDINGS II LLC

BLACKSTONE TREASURY HOLDINGS III L.L.C.

BLACKSTONE US LOAN MASTER FUND

BOWMAN PARK CLO, LTD.

BOYCE PARK CLO, LTD.

BREIT OPERATING PARTNERSHIP L.P.

BRISTOL PARK CLO, LTD.

BSOF MASTER FUND II L.P.

BSOF MASTER FUND L.P.

BSOF PARALLEL MASTER FUND L.P.

BUCKHORN PARK CLO, LTD.

BURNHAM PARK CLO, LTD.

BUTTERMILK PARK CLO, LTD.

BXC ARMADILLO CO-INVESTMENT FUND-D LP

BXC AZUL SUPER TOPCO LP

BXC BALTHAZAR FUND LP

BXC BGREEN III PARALLEL CO-INVEST FUND SE II LP

BXC JADE SUPER TOPCO LP

CABINTEELY PARK CLO DAC

CARYSFORT PARK CLO DAC

CASTLE PARK CLO DESIGNATED ACTIVITY COMPANY

CATSKILL PARK CLO, LTD.

CAYUGA PARK CLO, LTD.

CHENANGO PARK CLO, LTD.

CIRRUS FUNDING 2018-1, LTD.

CLARINDA PARK CLO DESIGNATED ACTIVITY COMPANY

CLARUS DE II, L.P.

CLARUS DEFINED EXIT I, L.P.

CLARUS IV-A, L.P.

CLARUS IV-B, L.P.

CLARUS IV-C, L.P.

CLARUS IV-D, L.P.

COLE PARK CLO, LTD.

COOK PARK CLO, LTD.

CROSTHWAITE PARK CLO DESIGNATED ACTIVITY COMPANY

CUMBERLAND PARK CLO, LTD.

DARTRY PARK CLO DESIGNATED ACTIVITY COMPANY

DEER PARK CLO DAC

DEWOLF PARK CLO, LTD.

DILLON’S PARK CLO DAC

DUNEDIN PARK CLO DESIGNATED ACTIVITY COMPANY

ELM PARK CLO DESIGNATED ACTIVITY COMPANY

FILLMORE PARK CLO, LTD.

FLEET STREET AUTO 2020 LP

G QCM SCSP

GILBERT PARK CLO, LTD.

GN LOAN FUND LP

GREENWOOD PARK CLO, LTD.

GRIFFITH PARK CLO DESIGNATED ACTIVITY COMPANY

GRIPPEN PARK CLO, LTD.

GSO AIGUILLE DES GRANDS MONTETS FUND I LP

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

GSO AIGUILLE DES GRANDS MONTETS FUND III LP

GSO BARRE DES ECRINS FUND I SCSP

GSO BARRE DES ECRINS FUND II SCSP

GSO BARRE DES ECRINS MASTER FUND SCSP

GSO CAPITAL OPPORTUNITIES FUND III LP

GSO CAPITAL SOLUTIONS FUND II LP

GSO CAPITAL SOLUTIONS FUND III EEA SCSP

GSO CAPITAL SOLUTIONS FUND III LP

GSO CHURCHILL PARTNERS II LP

GSO CHURCHILL PARTNERS LP

GSO COF III CO-INVESTMENT FUND LP

GSO CREDIT ALPHA DIVERSIFIED ALTERNATIVES LP

GSO CREDIT ALPHA FUND II LP

GSO CREDIT ALPHA FUND LP

GSO CSF III CO-INVESTMENT FUND LP

GSO ENERGY SELECT OPPORTUNITIES FUND II LP

GSO ENERGY SELECT OPPORTUNITIES FUND LP

GSO ENERGY PARTNERS-A LP

GSO ENERGY PARTNERS-B LP

GSO ENERGY PARTNERS-C II LP

GSO ENERGY PARTNERS-C LP

GSO ENERGY PARTNERS-D LP

GSO ENERGY PARTNERS-E LP

GSO EUROPEAN SENIOR DEBT FUND II LP

GSO EUROPEAN SENIOR DEBT FUND LP

GSO HARRINGTON CREDIT ALPHA FUND L.P.

GSO JASMINE PARTNERS LP

GSO ORCHID FUND LP

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP

GSO PALMETTO STRATEGIC PARTNERSHIP, L.P.

GSO RP HOLDINGS LP

GSO SJ PARTNERS LP

GSO SPECIAL SITUATIONS MASTER FUND LP

GSO CO-INVESTMENT FUND-D LP

GSO CREDIT-A PARTNERS LP

HARBOR PARK CLO, LTD.

HARRIMAN PARK CLO, LTD.

HOLLAND PARK CLO DESIGNATED ACTIVITY COMPANY

KING’S PARK CLO, LTD.

LONG POINT PARK CLO, LTD.

MAGMA FINCO 16, LLC

MARINO PARK CLO DAC

MARLAY PARK CLO DESIGNATED ACTIVITY COMPANY

MAUNA LOA CAPITAL FUND LP

MILLTOWN PARK CLO DESIGNATED ACTIVITY COMPANY

MOLTEN PARTNERS, LLC

MYERS PARK CLO, LTD.

NIAGARA PARK CLO, LTD.

NYACK PARK CLO, LTD.

ORWELL PARK CLO DESIGNATED ACTIVITY COMPANY

OTRANTO PARK CLO DAC

PALMERSTON PARK CLO DESIGNATED ACTIVITY COMPANY

PEACE PARK CLO, LTD.

PHOENIX PARK CLO DESIGNATED ACTIVITY COMPANY

POINT AU ROCHE PARK CLO, LTD.

REESE PARK CLO, LTD.

RICHMOND PARK CLO DESIGNATED ACTIVITY COMPANY

ROCKFIELD PARK CLO DAC

ROCKLAND PARK CLO, LTD.

SEAPOINT PARK CLO DESIGNATED ACTIVITY COMPANY

SORRENTO PARK CLO DESIGNATED ACTIVITY COMPANY

SOUTHWICK PARK CLO, LTD.

STEWART PARK CLO, LTD.

STONE OAK FUND L.P.

SUTTON PARK CLO DESIGNATED ACTIVITY COMPANY

TALLMAN PARK CLO, LTD.

THACHER PARK CLO, LTD.

THAYER PARK CLO, LTD.

THOMPSON PARK CLO, LTD.

TYMON PARK CLO DESIGNATED ACTIVITY COMPANY

VESEY PARK CLO DAC

WEBSTER PARK CLO, LTD.

WELLMAN PARK CLO, LTD.

WHETSTONE PARK CLO, LTD.

WILLOW PARK CLO DESIGNATED ACTIVITY COMPANY

APPENDIX C

Resolutions of the Board of Trustees (each, a “Board”) of Blackstone Private Credit Fund and Blackstone Secured Lending Fund (each, a “Fund”)

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, each Board deems it is advisable and in the best interest of the respective Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Blackstone Private Credit Strategies LLC and each Fund be, and each of them hereby is, authorized and directed on behalf of the respective Fund and in its name, to prepare, execute, and cause to be filed with the Commission the Application, substantially in the form presented to the respective Board, and any amendments thereto; and it is further

RESOLVED, that the officers of the respective Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by each Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the respective Fund.

Resolutions of the Board of Trustees (the “Board”) of Blackstone Private Multi-Asset Credit and Income Fund (the “Fund”)

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Blackstone Private Credit Strategies LLC and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name, to prepare, execute, and cause to be filed with the Commission the Application, substantially in the form presented to the Board, and any amendments thereto; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

C-1

Resolutions of the Board of Trustees (each, a “Board”) of Blackstone Strategic Credit 2027 Term Fund, Blackstone Long-Short Credit Income Fund and Blackstone Senior Floating Rate 2027 Term Fund (each, a “Fund”)

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, each Board deems it is advisable and in the best interest of the respective Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i), as applicable, of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4), as applicable, of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of each Fund be, and each of them hereby is, authorized and directed on behalf of the respective Fund and in its name, to prepare, execute, and cause to be filed with the Commission the Application, substantially in the form presented to the respective Board, and any amendments thereto; and it is further

RESOLVED, that the officers of the respective Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by each Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the respective Fund.

Resolutions of the Board of Trustees (the “Board”) of Blackstone Private Real Estate Credit and Income Fund (the “Fund”)

Approval of Filing Section 17(d) Application for Co-Investment Relief

WHEREAS, the Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l promulgated thereunder (the “Application”), to authorize the entering into of certain joint transactions that otherwise may be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 promulgated thereunder.

NOW, THEREFORE, BE IT RESOLVED, that the officers of Blackstone Real Estate Special Situations Advisors L.L.C. and the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name, to prepare, execute, and cause to be filed with the Commission the Application, substantially in the form presented to the Board, and any amendments thereto; and it is further

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution; and it is further

RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

C-2